Exhibit 10.31

Execution Copy
Dated This 26th day of October 2009
By and Among
Sino Link Limited
Zhang Ruilin
Zhao Jiangwei
Shang Zhiguo
MI Energy Corporation
MIE Holdings Corporation
AND
FAR EAST ENERGY LIMITED

SHARES PURCHASE AGREEMENT
relating to the purchase of
364,373 series a preferred shares
of
MIE HOLDINGS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	PURCHASE AND SALE OF THE ORDINARY SHARES; COMPLETION	11
3.	WARRANTIES AND UNDERTAKINGS	11
4.	PUT OPTION	13
5.	CONDITIONS PRECEDENT; DELIVERIES AT COMPLETION	15
6.	SURVIVAL AND INDEMNITIES	17
7.	ANNOUNCEMENTS AND CONFIDENTIALITY	21
8.	RELEASE AND INDULGENCE	21
9.	NOTICES	22
10.	GOVERNING LAW	23
11.	ARBITRATION	23
12.	MISCELLANEOUS	24
SCHEDULES AND EXHIBITS

SCHEDULE 1	PARTICULARS OF THE SHAREHOLDERS IMMEDIATELY PRIOR TO THE COMPLETION AND IMMEDIATELY AFTER THE COMPLETION
SCHEDULE 2	COMPANY WARRANTIES

EXHIBIT A	FEEL SHAREHOLDERS UNDERTAKINGS
EXHIBIT B	RESTATED ARTICLES
EXHIBIT C	SHAREHOLDERS AGREEMENT
EXHIBIT D	CITIC KAWAH CONSENT LETTER
EXHIBIT E	TPG WAIVER LETTER
EXHIBIT F	PRC LEGAL OPINION
EXHIBIT G	GUARANTY

THIS SHARES PURCHASE AGREEMENT (this “Agreement”) is made on the 26th day of October 2009 by and among:
(1)	SINO LINK LIMITED, an exempted company incorporated in Cayman Islands with limited liability (the “Purchaser”);

(2)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“FEEL”);

(3)	ZHANG RUILIN, an individual whose passport number is G18206054 (“Zhang”);

(4)	ZHAO JIANGWEI, an individual whose passport number is G11875117 (“Zhao”);

(5)	SHANG ZHIGUO, an individual whose passport number is G18197033 (“Shang” and together with Zhang and Zhao, the “FEEL Shareholders”);

(6)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”); and

(7)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).
(The Purchaser, FEEL, the FEEL Shareholders, MIE and the Company are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, FEEL desires to sell to the Purchaser and the Purchaser desires to purchase from FEEL 364,373 Series A Preferred Shares of the Company on the terms and subject to the conditions contained in this Agreement; and
WHEREAS, as an inducement for the FEEL Shareholders, FEEL, MIE and the Company to enter into this Agreement, CITIC Kingview Capital Management Co., Ltd. (“CITIC Kingview”) will guarantee certain of the obligations of the Purchaser as set forth herein and in the Guaranty (as defined below);
NOW THEREFORE, in consideration of the premises and of the representations and warranties hereinafter contained, and upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement the following words or expressions have the following meanings:

“Action”	means any action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding at law or in equity, labour dispute, arbitral action, governmental audit or governmental investigation.

“Affiliate”	means, with respect to any specified Person, any other

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Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to the Purchaser, Affiliate shall include any related entity or division within the Purchaser and any funds managed, controlled or advised by the Purchaser and/or its Affiliates, (ii) with respect to FEEL, Affiliate shall include Zhang and Zhao and each of their respective Affiliates; (iii) with respect to Zhang, Affiliate shall include FEEL and its Affiliates, Zhao and his Affiliates and Zhang’s direct family members; and (iv) with respect to Zhao, Affiliates shall include FEEL and its Affiliates, Zhang and his Affiliates and Zhao’s direct family members.

“Agreement”	has the meaning given such term in the Preamble.

“Allocable Indemnity Payment”	means, in respect of any Put Share, an amount equal to (i) the aggregate indemnity payments made by the Warrantors to the Purchaser under this Agreement which have resulted in a reduction in the purchase price of the Put Shares in accordance with International Financial Reporting Standards divided by (ii) the total number of Put Shares held by the Purchaser.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or Beijing, the PRC.

“CITIC KaWah”	means CITIC Ka Wah Bank Limited.

“CITIC KaWah Consent Letter”	has the meaning given such term in Clause 5.1(b)(iv).

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders.

“CITIC Kingview”	has the meaning set forth in the Preamble.

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“Company”	has the meaning set forth in the Preamble.

“Company Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Company Warranties”	means the warranties set forth in Schedule 2.

“Completion”	has the meaning given such term in Clause 2.2(a).

“Completion Date”	has the meaning given such term in Clause 2.2(a).

“Compliance with Financing Agreements”	has the meaning given such term in Clause 4.1(c).

“Consent”	means any authorisation, waiver, release, exemption, consent or other approval of, from or imposed by, any Person (other than a Governmental Authority).

Early Put Option Trigger	means any of the following events or circumstances:
Event

(a) the FEEL Shareholders do not comply with any provision in Clause 2 of the FEEL Shareholders Undertakings;

(b) FEEL does not comply with any provision in Clause 13.3 of the Shareholders’ Agreement;

(c) FEEL or the Company does not comply with any provision in Clause 13.4 of the Shareholders’ Agreement; or

(d) any of FEEL, the Company or MIE commences a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation, compulsory composition or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any of them or for any substantial part of its property, or ceases to carry on the whole or substantially the whole of its business or makes any general assignment for the benefit of creditors, or enters into any composition with its creditors, or takes corporate action in furtherance of any such action.

“Election Notice”	has the meaning given such term in Clause 4.1(b).

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“Encumbrance”	means any deed to secure debt, assignment, security interest, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Fair Value”	means the fair value of any Put Share as of the date of the Put Exercise Notice, as agreed between the Purchaser and FEEL, or in the absence of any such agreement within 15 days of the date of the Put Exercise Notice, as determined (based on the assumption that the Put Shares, on an as-converted basis, have the same per-share value as fully paid up Ordinary Shares, and that the Company is a going concern and attributing no discount for the fact that the Put Shares represent a minority interest) by an independent international evaluator (who shall make such determination within 30 days after the date of selection, and whose decision, in the absence of manifest error, shall be final and binding on the Purchaser and FEEL), mutually agreed between the Purchaser and FEEL (or in the absence of such agreement, selected by the Purchaser from three (3) independent international evaluators nominated by FEEL), with significant experience in valuation of international oil and gas businesses and shall take into account equity market comparables at the time on Recognised Stock Exchanges.

“FEEL Board”	means the board of directors for the time being of FEEL or the directors of FEEL present or deemed present at a duly convened meeting of the board of directors of FEEL at which a quorum is present.

“FEEL Shareholders”	has the meaning given such term in the Preamble.

“FEEL Shareholders Undertakings”	means the undertaking letter agreement from the FEEL Shareholders to the Purchaser in the agreed form attached as Exhibit A.

“General Warranty Expiration Date”	has the meaning given such term in Clause 6.1.

“GOC”	means Global Oil Corporation.

“Governmental Authority”	means any national or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, juridical, public,

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regulatory, legislative or statutory instrumentality, authority, body, agency, department, bureau or entity (including any zoning authority or any comparable authority) or any arbitrator with authority to bind a Person at law.

“Governmental Rule”	means any law, rule, regulation, ordinance, order, code, Permit, interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority having the effect and force of law.

“Guaranty	means the guaranty to be entered into by and between CITIC Kingview, Purchaser and FEEL in the form attached hereto as Exhibit G.

“HKIAC”	has the meaning given such term in Clause 11.2(a).

“IFRS”	means the International Financial Reporting Standards.

“Indemnity Cap”	means an amount equal to 45% of the Purchase Price.

“Indonesian JVs”	means (a) PT. MI Energy Indonesia, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Sinofar Limited (a company domiciled in Singapore), Mr. Zhang Huien, Mr. Zhang Ruilin and PT. Sartika Raya (a company domiciled in Jakarta); (b) a joint venture established pursuant to a joint venture agreement dated May 3, 2007 between PT. MI Energy Indonesia and PT. Petro Muba; (c) a joint venture established pursuant to a joint venture agreement dated 2007 between PT. MI Energy Indonesia and Perusahaan Daerah Sarana Pembangunan Muara Enim; and (d) PT. Excel Delight International Energy, a limited liability company domiciled in Jakarta and formed in 2007 by MIE, Darfield International Limited, Zhang Huien, Zhang Ruilin and PT. Sartika Raya.

“Installment Purchase”	has the meaning given such term in Clause 4.1(b).

“Joint Management Committee”	has the meaning given such term in the Production Sharing Contracts.

“Losses”	has the meaning given such term in Clause 6.2.

“Material Adverse Effect”	means a material adverse effect on the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the effects of (a) any changes or developments generally affecting the industry in which the Company or any of its

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Subsidiaries operates, which changes or developments do not disproportionately affect the Company relative to other participants in such industry in any material respect, (b) any changes or developments in connection with general economic, political or regulatory conditions, which changes do not disproportionately affect the Company or any of its Subsidiaries and (c) any changes or proposed changes in IFRS.

“MIE”	has the meaning set forth in the Preamble.

“MIE Board”	means the board of directors for the time being of MIE or the directors of MIE present or deemed present at a duly convened meeting of the board of directors of MIE at which a quorum is present.

“Notices”	has the meaning given such term in Clause 9.

“Ordinary Shares”	means the Ordinary Shares of the Company par value US$0.01 per share.

“Parties” or “Party”	has the meaning given such terms in the Preamble.

“Per Share Purchase Price”	means US$24.70 per Series A Preferred Share.

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PRC”	means the Peoples’ Republic of China (for the purpose of this Agreement only, not including Hong Kong, Macau and Taiwan).

“PRC Legal Opinion”	means the legal opinion to be provided by Global Law Offices, counsel to the Purchaser, dated as of the Completion Date in the form attached hereto as Exhibit F.

“Production Sharing Contracts”	means collectively, the (i) Petroleum Contract for Development and Production of the Daan Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented; (ii) Petroleum Contract for Development and Production of the Miao3 Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on December 16, 1997, as amended on October 25, 2000 and December 20, 2001, as amended,

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modified and supplemented; (iii) Petroleum Contract for Development and Production of the Moliqing Oil Field of Jilin Province, PRC between GOC and China National Petroleum Corporation on September 25, 1998 and amended on October 25, 2000 and December 20, 2001, as amended, modified and supplemented, and “Production Sharing Contract” means any one of them.

“Purchase Price”	means US$9,000,013 being the aggregate purchase price for the Purchased Shares.

“Purchased Shares”	means 364,373 Series A Preferred Shares purchased by the Purchaser at the Completion as set forth on Schedule 1.

“Purchaser”	has the meaning given such term in the Preamble.

“Put Exercise Notice”	has the meaning given such term in Clause 4.1(a).

“Put Option”	has the meaning given such term in Clause 4.1(a).

“Put Option Period”	means the period commencing on the earlier of (i) the day following the date falling twenty-four (24) months after the Completion and (ii) date of the occurrence of an Early Put Option Trigger Event, and ending on the earlier of (A) the day following the date falling sixty (60) months after the Completion and (B) the closing date of the Qualified IPO.

“Put Price”	means a price per Put Share equal to the greater of:
(i)	the Fair Value of such Put Share as of the date of the Put Exercise Notice; and

(ii) an amount equal to the Purchase Price divided by the number of Purchased Shares plus (B) 15% per annum on such amount compounded on an annual basis from the Completion Date on which such Put Share was transferred to the Purchaser through the date of the Put Exercise Notice (such greater amount, the “Base Put Amount”), less,

(A) the aggregate amount of any and all distributions made in respect of such Put Share plus 15% per annum from the date of such distribution compounded on an annual basis through the date of the Put Exercise Notice, less

(B) the Allocable Indemnity Payment in respect of such Put Share plus 15% per annum from the date of such payment compounded on an annual basis through the date of the Put Exercise Notice,

plus,

interest on the Base Put Amount at 15% per annum compounded on an annual basis from the date of the Put

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Exercise Notice through the date on which such Put Shares are purchased and fully paid.

“Put Purchase Date”	has the meaning given such term in Clause 4.1(b).

“Put Return Deficiency”	has the meaning given such term in Clause 4.1(c).

“Put Return Deficiency Payment Date”	has the meaning given such term in Clause 4.1(c).

“Put Shares”	has the meaning given such term in Clause 4.1(a).

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in a portion of the Shares of the Company becoming freely tradeable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Stock Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“Register of Members”	means the Register of Members of the Company maintained in the Cayman Islands.

“Restated Articles”	means the Third Amended and Restated Memorandum and Articles of the Company, in the agreed form attached as Exhibit B (and as may be amended from time to time).

“Shareholders Agreement”	means the Amended and Restated Shareholders Agreement to be entered into by and among the Purchaser, FEEL, MIE, the Company and TPG in the agreed form attached as Exhibit C.

“Series A Preferred Shares”	means the Series A Preferred Shares of the Company, par value US$0.01 per share.

“Shares”	means the Ordinary Shares, the Series A Preferred Shares and any other shares of the Company, whether fully or partly paid.

“Single Purchase”	has the meaning given such term in Clause 4.1(b).

“Specific Indemnities”	has the meaning set forth in Clause 6.4.

“Subsidiary”	means, with respect to any Person:

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(a)	any company or corporation more than 50% of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)	any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“TPG”	means TPG Star Energy Ltd.

“TPG SPA”	means the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 by and among TPG, FEEL, the Company and MIE.

“TPG Wavier Letter”	has the meaning given such terms in Clause 5.1 (b).

“Transaction Agreements”	means this Agreement, the Shareholders Agreement, the FEEL Shareholders Undertaking, the Guaranty and the TPG Waiver Letter.

“UNCITRAL Rules”	has the meaning given such term in Clause 11.2(a).

“US”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“Warrantors”	means the Company and FEEL (each, a “Warrantor”).

“Warranty Claims”	has the meaning given such term in Clause 6.2.
1.2	Other Defined Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

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(b)	The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(g)	References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	The Transaction Agreements are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement. Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the Purchaser, the FEEL Shareholders, FEEL, the Company or MIE as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(k)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.

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2.	PURCHASE AND SALE OF THE PURCHASED SHARES; COMPLETION

2.1	Sale of Purchased Shares. Upon the terms and subject to the conditions of this Agreement, at the Completion, FEEL shall sell to the Purchaser, and the Purchaser shall purchase from FEEL, the Purchased Shares for a purchase price per Purchased Share equal to the Per Share Purchase Price.

2.2	Completion.
(a)	The purchase and sale of the Purchased Shares and the other transactions contemplated by this Agreement shall be consummated (the “Completion”) at the offices of White & Case LLP, China Central Place, Tower 1, 19th Floor, 81 Jian Guo Road, Beijing on the earlier of (i) October 30, 2009 and (ii) the date falling three (3) Business Days after the satisfaction or waiver by the Purchaser or FEEL (as the case may be) (except for those conditions which by their nature cannot be satisfied until the Completion) of the conditions precedent set out in Clause 5.1, or such other date as the Parties may reasonably agree (such date, the “Completion Date”).

(B)	At the Completion, FEEL shall deliver to the Purchaser certified copies of the duly executed transfer instrument in respect of the Purchased Shares being purchased by the Purchaser, the new share certificate relating thereto in the name of the Purchaser, and a certified copy of the Register of Members reflecting the sale and transfer by FEEL of the number of Purchased Shares being purchased by the Purchaser, against payment by the Purchaser of the Purchaser Price by wire transfer to an account in the name of FEEL which account details shall be provided to the Purchaser no later than three (3) Business Days prior to the Completion Date.
3.	WARRANTIES AND UNDERTAKINGS

3.1	Warranties of the Warrantors. Each of the Warrantors hereby acknowledges that it has made the Company Warranties as set forth in Schedule 2 to the Purchaser and that the statements in Schedule 2 are true and correct as of the date hereof and as of the Completion Date, and the Purchaser has relied upon such Company Warranties to enter into this Agreement. Each of the Company Warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this Agreement.

3.2	Warranties by the Purchaser. The Purchaser hereby warrants to FEEL, the FEEL Shareholders, MIE and the Company that:
(a)	it is a company, corporation, limited partnership or financial institution, as the case may be, duly organized and validly existing under the laws of the jurisdiction in which it is organized;

(b)	it has the full corporate power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and

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binding obligation of the Purchaser enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;
(c)	the execution, delivery and performance of the Transaction Agreements to which the Purchaser is a party, and the purchase and acceptance of the Purchased Shares by the Purchaser will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over the Purchaser or any Subsidiary of the Purchaser or any of their respective properties, (ii) any material agreement or instrument to which the Purchaser or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries is bound or to which any of the properties of the Purchaser or any such Subsidiaries is subject, or (iii) the organizational documents of the Purchaser or any of its Subsidiaries other than where such breach, violation or default has not and is not reasonably likely to have an adverse affect on the Purchaser’s ability to perform its obligations under any of the Transaction Agreements;

(d)	the Purchaser is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorisation from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the Transaction Agreements;

(e)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser that challenges the validity or performance of this Agreement or the Transaction Agreements to which it is a party or which, if successful, could hinder or prevent the Purchaser from performing its obligations hereunder or thereunder;

(f)	the Purchaser does not have any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or the other Transaction Agreements;

(g)	the Purchaser shall have on the Completion Date, sufficient funds on hand to pay in full the Purchase Price;

(h)	CITIC Group is the indirect parent of the Purchaser and is the beneficial owner of the Purchaser;

(i)	the Purchaser is purchasing the Purchased Shares for its own purposes and not on behalf of any third party; and

(j)	on or after the Completion Date, the Purchaser shall use its reasonable efforts to cause CITIC Kingview to register the Guaranty with the PRC State Administration of Foreign Exchange in compliance with Chinese laws.
3.3	Warranties by FEEL. FEEL warrants to the Purchaser that:

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(a)	it is a company duly organized and validly existing under the laws of the jurisdiction in which it is organized;

(b)	immediately prior to Completion, it will be the lawful owner, beneficially and of record, of and will have valid and marketable title to the Purchased Shares free and clear of any Encumbrances;

(c)	it is not a party to any contract creating rights in respect of the Purchased Shares in any third Person or relating to the voting of such Shares or which would otherwise restrict its ownership of such Shares;

(d)	it has the full power and authority and full legal capacity to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party and each of such Transaction Agreements will be or have been duly executed and delivered and constitute or will constitute a valid and binding obligation of FEEL enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity; and

(e)	the execution, delivery and performance of the Transaction Agreements to which it is a party, and the sale and transfer of the Purchased Shares to the Purchaser will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order of any Governmental Authority or any court, domestic or foreign, having jurisdiction over FEEL or any Subsidiary of FEEL or any of their respective properties, (ii) any material agreement or instrument to which FEEL or any such Subsidiary is a party or by which FEEL or any such Subsidiary is bound or to which any of the properties of FEEL or any such Subsidiary is subject, or (iii) the organizational documents of FEEL or any such Subsidiary other than where such breach, violation or default has not had, and is not reasonably likely to have, an adverse affect on FEEL’s ability to perform its obligations under any of the Transaction Agreements.
4.	PUT OPTION

4.1	Put Option.
(a)	At any time during the Put Option Period, the Purchaser shall have the option, exercisable in its sole discretion and exercisable only once (the “Put Option”), to require FEEL to purchase some or all of the Series A Preferred Shares (the “Put Shares”) then owned by the Purchaser (at the Put Price multiplied by the applicable number of Put Shares) by delivering written notice thereof to FEEL (with a copy to MIE and the Company) (the “Put Exercise Notice”) specifying the number of Put Shares to be purchased. FEEL shall pay the aggregate Put Price for the Put Shares to the Purchaser in full within one (1) year of the date of the Put Exercise Notice. MIE and the Company shall be jointly and severally liable with FEEL for the obligations of FEEL set forth in this Clause 4.

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(b)	Upon delivery by the Purchaser of the Put Exercise Notice, FEEL shall elect whether it wishes to purchase the Put Shares (i) in one (1) installment (a “Single Purchase”) or (ii) in three (3) evenly spaced installments (with the installments being as nearly as practicable of equal numbers of Put Shares and the final installment being on a date no later than one (1) year after the date of the Put Exercise Notice) (an “Installment Purchase”). The first installment in an Installment Purchase shall be made no later than ninety (90) days after the date of the Put Exercise Notice.

No later than ten (10) days after the date of the Put Exercise Notice, FEEL shall notify the Purchaser by written notice (the “Election Notice”) of (x) the election of a Single Purchase or an Installment Purchase, (y) if FEEL elects an Installment Purchase, the dates of each installment (each, a “Put Purchase Date”) and the number of Put Shares to be purchased on each Put Purchase Date, and (z) the time and place in Beijing for the closing of the sale and purchase of the Put Shares to be sold on each Put Purchase Date.

No later than five (5) days after the date on which the Put Price must be finally determined in accordance with this Agreement, FEEL shall notify the Purchaser by written notice of the Put Price payable on each Put Purchase Date, together with details of the method of calculation of the Put Price.

If FEEL elects a Single Purchase or an Election Notice is not given in accordance with the foregoing provisions, FEEL shall be deemed to have elected a Single Purchase on such date (which shall be treated as the Put Purchase Date but which shall not be later than five (5) days after the date on which the Put Price must be finally determined in accordance with this Agreement) and at such time and place in Beijing as the Purchaser shall notify FEEL (with a copy to MIE and the Company).

(c)	Notwithstanding any other provisions in this Agreement, if the aggregate Put Price for the Put Shares has not been paid to the Purchaser in full within one (1) year after the date of the Put Exercise Notice:
(i)	the Purchaser shall first sell, transfer or assign any unpurchased Put Shares to any third party notwithstanding the provisions in Clauses 2.1, 2.2, and 2.3 of the Shareholders’ Agreement; and

(ii)	if the net proceeds recovered from the sale by the Purchaser of unpurchased Put Shares are less than the aggregate Put Price of the unpurchased Put Shares plus any Losses the Purchaser may incur as a result of such failure by MIE, the Company and/or FEEL to pay the aggregate Put Price of the unpurchased Put Shares (such deficiency, the “Put Return Deficiency”), then FEEL, MIE and the Company shall jointly and severally indemnify the Purchaser for the unpaid amount of the Put Return Deficiency (the date on which any such unpaid amount is paid to the Purchaser, the “Put Return Deficiency Payment Date”), to the extent that any of FEEL, MIE and the Company has from time to time lawfully available funds to do so and that it will be in compliance (after paying such

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unpaid amount) with all of the terms of the CITIC KaWah Facility under which it has outstanding obligations on the relevant Put Return Deficiency Payment Date (“Compliance with Financing Agreements”) provided, that if any of FEEL, MIE and the Company does not fulfill its obligations to pay any part of such unpaid amount of the Put Return Deficiency on the relevant Put Return Deficiency Payment Date as a result of the application of the restrictions set forth in this paragraph (ii), it shall remain subject to the obligation to pay the balance of the Put Return Deficiency as soon as it is able to pay in a manner that complies with such restrictions; provided further, if and for so long as there is a Put Return Deficiency (as defined in the TPG SPA) under the TPG SPA, FEEL, MIE and the Company shall not pay to the Purchaser any unpaid amount of the Put Return Deficiency pursuant to this paragraph (ii) before TPG having recovered the full amount of its Put Return Deficiency (as defined in the TPG SPA).
4.2.	Completion.
(a)	A Put Share shall only be transferred to FEEL if and to the extent that the relevant Put Price for such Put Share has been paid in full, and until payment of the relevant Put Price has been made in full, the Purchaser shall maintain all its right, title and interest in such Put Share.

(b)	On or before the relevant Put Purchase Date, the Purchaser shall surrender the certificate or certificates representing the Put Shares to be purchased on such Put Purchase Date (or, if the Purchaser alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to FEEL, MIE or the Company, in the manner and at the place designated in the Election Notice against payment in full of the relevant Put Price in immediately available funds to the order of the Purchaser. In the event that less than all of the Shares held by the Purchaser represented by a certificate are purchased, a new certificate representing the balance of the unsold Shares held by the Purchaser shall promptly be issued to the Purchaser by the Company and a certificate for the Put Shares so purchased shall be issued to FEEL, MIE or the Company (as the case may be).
5.	CONDITIONS PRECEDENT; DELIVERIES AT COMPLETION

5.1	Conditions Precedent at Completion.
(a)	The obligation of the Purchaser to purchase the Purchased Shares at the Completion is conditioned upon fulfillment of the following conditions (unless otherwise waived by the Purchaser):
(i)	receipt of certified copies of the shareholder resolutions of FEEL duly passed by each of the FEEL Shareholders, approving the terms of the Transaction Agreements to which FEEL is a party and the transactions contemplated therein;

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(ii)	receipt of certified copies of the resolutions of the FEEL Board approving the terms of the Transaction Agreements and the sale and transfer of the Purchased Shares to the Purchaser;

(iii)	receipt of certified copies of the resolutions of the Company Board (A) approving the terms of the Transaction Agreements to which the Company is a party, (B) authorising the issuance of the relevant share certificates in respect of the Purchased Shares in favour of the Purchaser; and (C) approving the entry of the Purchaser’s name in the Register of Members as holder of the Purchased Shares;

(iv)	receipt of evidence reasonably satisfied by the Purchaser confirming that the obligation of the Company, MIE and/or FEEL to compensate TPG for the IPO Return Deficiency (as defined in the TPG SPA) shall be fully released and discharged by deletion of the Clause 8.2 (Initial Public Offering) of the TPG SPA entirely;

(v)	receipt of copies of Consents as may be required to enable the Purchaser to be registered as holder of the Purchased Shares; and

(vi)	each of the Transaction Agreements shall have been duly executed by each of the parties thereto (other than the Purchaser).
(b)	The obligation of FEEL to sell the Purchased Shares to the Purchaser at the Completion is further conditioned upon the fulfilment of the following conditions (unless otherwise waived by FEEL):
(i)	the Purchaser shall have issued irrevocable wire transfer instructions for the payment of the Purchase Price to an account designated by FEEL whose details will be provided to the Purchaser no later than three (3) days prior to the Completion Date;

(ii)	receipt of certified copies of the shareholder resolutions of the Purchaser, approving the terms of the Transaction Agreements to which the Purchaser is a party and the transactions contemplated therein;

(iii)	receipt of certified copies of the resolutions of the board of directors of the Purchaser approving the terms of the Transaction Agreements and the purchase of the Purchased Shares from FEEL;

(iv)	receipt of a letter executed by CITIC KaWah substantially on the terms set forth in Exhibit D (the “CITIC KaWah Consent Letter);

(v)	receipt of a waiver letter from TPG substantially on the terms set forth in Exhibit E (the “TPG Waiver Letter”) pursuant to which TPG shall waive its right of first refusal to the Purchased Shares under the Shareholders Agreement dated as of July 9, 2009 by and among TPG, Standard Bank Plc, FEEL, MIE and the Company;

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(vi)	receipt of the PRC Legal Opinion; and

(vii)	each of the Transaction Agreements to which the Purchaser is a party shall have been duly executed and delivered by the Purchaser.
5.2	Satisfaction of the Conditions Precedent.
(a)	Each of the Parties hereby undertakes to the other Parties to use its reasonable endeavors to fulfil all the conditions set out in Clause 5.1 on or prior to October 30, 2009.

(b)	If any of the applicable conditions set out in Clause 5.1 shall not have been fulfilled (or waived or modified by the Purchaser, FEEL or the Company, as the case may be) on or prior to October 30, 2009, the Purchaser (in the case of the conditions set out in Clause 5.1(a)), or FEEL or the Company (in the case of the conditions set out in Clause 5.1(b)) shall be entitled to (i) terminate this Agreement, (ii) without prejudice to any other rights of the Parties, effect the Completion so far as practicable having regard to the defaults which have occurred, or (iii) fix a new day for the Completion.

(c)	In the event of termination of this Agreement by the Purchaser, FEEL or the Company, as the case may be, pursuant to this Clause 5.2, no Party shall have any claim against any other Party save for fraud or any wilful breach of this Agreement occurring prior to termination.
6.	SURVIVAL AND INDEMNITIES

6.1	Survival. The warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Completion until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to the Purchaser following the Qualified IPO and (b) the date falling thirty-six (36) months from the Completion Date (the “General Warranty Expiration Date”).

6.2	Warranty Indemnities. Subject to and as from Completion, the Warrantors shall indemnify and hold harmless the Purchaser from and against any damages, deficiencies, losses (including loss of value of the Shares), costs, liabilities and expenses (“Losses”) resulting directly or indirectly from or arising in connection with any claims for breach of any of the Company Warranties (the “Warranty Claims”) brought prior to the General Warranty Expiration Date or breach of obligations under the Transaction Agreements; provided however that the Warrantors shall have no obligation to indemnify and hold harmless the Purchaser for any Losses after full payment to the Purchaser under the Put Option in Clause 4.

6.3	Limitations. Notwithstanding Clauses 6.1 and 6.2, the Warrantors shall not be liable for any Losses in respect of a Warranty Claim:
(a)	unless notice of the claim is given in writing by the Purchaser to the Warrantors setting out so far as reasonably practicable the details of the matter in respect of which the claim is made before the relevant Warranty Expiration

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Date, and any such claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn six (6) months after such notice is given unless legal proceedings in respect thereof have been commenced;

(b)	to the extent that the aggregate amount of Losses in respect of any breach of the Company Warranties for which the Warrantors would otherwise be liable exceeds the Indemnity Cap; and

(c)	unless and until the aggregate amount of Losses in respect of breach of the Company Warranties for which the Warrantors would otherwise be liable exceeds US$1,000,000.
6.4	Specific Indemnities

Subject to and as from the Completion, the Warrantors shall jointly and severally indemnify and hold harmless the Purchaser from and against any Losses whether arising before or after Completion to the extent resulting from:
(a)	any claims made pursuant to or in connection with the Amendment to Stock Purchase Agreement dated as of May 19, 2008 by and among Microbes, MIE and FEEL against the Company or MIE (other than any claim that the Company did not loan to FEEL US$20,000,000 in time to enable FEEL to meet the payment amount payable under such agreement), including Losses accrued against MIE prior to the date of this Agreement, and all other claims by Microbes against the Company, MIE or the Purchaser relating to Microbes’ investment in MIE. Any payment made by MIE or the Company to Microbes (or its affiliated parties) shall be applied against, and result in a reduction of, MIE’s liability vis-a-vis FEEL;

(b)	the arbitration proceedings brought by GOC on 14 May 2003 and 27 April 2004, respectively, in relation to an operating agreement entered into between Microbes and GOC dated 25 September 2000 and the subject matter of those proceedings;

(c)	Fullfame Enterprise Ltd.’s previous shareholding in MIE, including but not limited to its rights to disproportionate dividend distributions and other governance rights or otherwise, any rights granted pursuant to the cooperation agreement and the share transfer agreement between FEEL, MIE and Fullfame Enterprise Ltd. dated 30 June 2005 and 22 September 2005 respectively, and any claims brought by current or previous holders or beneficial owners of shares in, or directors of, Fullfame Enterprise Ltd. (or by anyone who alleges to be such a person);

(d)	any contravention of laws or regulation in the PRC by MIE or FEEL relating to loans, guarantees given by Zhang, debt settlements, or transactions having similar effect made between MIE, the Company, FEEL and/or Zhang or any other national or resident of the PRC;

(e)	the failure or delay by the Company or MIE or any of the current or previous holders or owners of shares or other securities in FEEL, the Company or MIE

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in obtaining any required SAFE registrations or approvals (including roundtripping approvals);
(f)	any claim for taxes of MIE (which term shall cover taxes and duties of any kind, amounts withheld on account of taxation of any person, social security charges and similar, fines and late payment interest charges and penalties, duties, and claw-back of relief previously granted) that were incurred, or which relate to any period, prior to the Completion Date and not paid by MIE before such date, save to the extent provided for as a specific accrual in the 2008 Accounts or in any management accounts relating to a period after 31 December 2008 which have been provided to the Purchaser prior to the date of this Agreement and save for taxation accruing in the ordinary course on MIE’s trading activities undertaken since 31 December 2008; and

(g)	MIE’s direct or indirect interests in any of the Indonesia JVs, including but not limited to any claims against MIE in relation to (i) any operations, business, assets, liabilities or obligations of any of the Indonesia JVs, (ii) MIE’s obligation to provide any funds or financial assistance of any kind to any of the Indonesia JVs or any third parties in connection with MIE’s investment in the Indonesia JVs and/or (iii) any termination, liquidation or winding-up of MIE’s direct or indirect interests in any of the Indonesia JVs
(collectively, the “Specific Indemnities”); provided, however, that the Warrantors shall have no obligation to indemnify or hold harmless the Purchaser for any such claims to the extent that the aggregate amount of Losses in respect of (i) the Specific Indemnities for which the Warrantors would otherwise be liable and (ii) any breach of the Warranties exceeds the Indemnity Cap.
6.5	Procedure for Indemnification (Third Party Claims).
(a)	If the Purchaser receives written notice of the commencement of any Proceeding by a third party (a “Third Party Claim”), and the Purchaser intends to seek indemnity pursuant to this Clause 6, the Purchaser shall as promptly as practicable provide each Warrantor with notice in writing of the Third Party Claim; provided, however, that no delay on the part of the Purchaser in notifying such Warrantor will relieve such Warrantor from any obligation hereunder unless (and then solely to the extent) such Warrantor is materially and actually prejudiced as a result thereof. Such Warrantor shall be entitled to assume the defense of such Third Party Claim at its own expense; provided that such Warrantor shall not be entitled to assume the defense of a Third Party Claim to the extent that the Purchaser reasonably determines that it has defenses, claims or positions that are unique, separate or distinct from the defenses, claims or positions that might be available to other Persons relating to such Third Party Claim (such as jurisdictional defenses). Such defense shall be conducted through counsel selected by such Warrantor, which counsel shall be satisfactory to the Purchaser. Should the Purchaser so elect to assume the defense of a Third Party Claim, such Warrantor will not be liable to the Purchaser for any legal or other expenses subsequently incurred by it in connection with the defense thereof. If such Warrantor is conducting the defense of the Third Party Claim, the Purchaser shall be entitled, at its own

19

expense, to retain separate counsel and participate in the defense of such Third Party Claim. Such Warrantor will keep the Purchaser informed of all material developments relating to or arising in connection with such Third Party Claim.
(b)	In the event that (i) the relevant Warrantor(s) fail to so assume the defense of any Third Party Claim within 30 days after receipt of notice thereof from the Purchaser , (ii) the relevant Warrantor(s) and the Purchaser are both parties to or subjects of the proceedings and the Purchaser shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them or (iii) in any event, to the extent the Third Party Claim seeks an order, injunction, non-monetary or other equitable relief against the Purchaser which, in the reasonable judgment of the Purchaser , if successful, is reasonably likely to establish a precedential custom or practice that is materially detrimental to the continuing business interests of the Purchaser, the Purchaser shall have the right to undertake the defense of such Third Party Claim and, if such Third Party Claim is one for which the Purchaser is entitled to be indemnified under this Clause 6, such defense of such Third Party Claim shall be at the expense and for the account of the Warrantors.

(c)	Each Warrantor shall be required to obtain the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) before consenting to any judgment, entering into or making any settlement, compromise or discharge of any Third Party Claim or any liability in respect thereof.

(d)	Each Warrantor shall not be entitled to control (but shall be entitled to participate at its own expense in) the defense of any Third Party Claim as to which such Warrantor fails to assume the defense within 30 days after receipt of notice thereof from the Purchaser; provided, however, that neither the Purchaser shall make any settlement, compromise, discharge, admission, or acknowledgment that would give rise to any liability on the part of any Warrantor without the prior written consent of such Warrantor (such consent not to be unreasonably withheld, delayed or conditioned).

(e)	The reimbursement of fees, costs and expenses required by this Clause 6 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
6.6	Procedure for Indemnification (Direct Claims).

In any case in which the Purchaser seeks indemnification hereunder which is not subject to Clause 6.5 because no Third Party Claim is involved, the Purchaser shall notify each Warrantor in writing as promptly as reasonably practicable of any Losses which the Purchaser claims are subject to indemnification under the terms hereof. The failure of the Purchaser to exercise promptness in such notification shall not amount to a waiver of such claim unless and to the extent the resulting delay materially and actually prejudices the position of such Warrantor with respect to such claim.

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7.	ANNOUNCEMENTS AND CONFIDENTIALITY

7.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of the Transaction Agreements shall be made or issued by or on behalf of any Party without prior consent of the other Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any relevant stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

7.2	Confidentiality. Subject to Clause 7.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into the Transaction Agreements (or any agreement entered into pursuant to the Transaction Agreements) which relates to the provisions of the Transaction Agreements and any agreement entered into pursuant to the Transaction Agreements or the negotiations relating to the Transaction Agreements (and such other agreements); provided, however, that FEEL and the FEEL Shareholder may disclose such information to its lenders under the CITIC KaWah Facility.

7.3	Exceptions to Confidentiality. Clause 7.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any relevant stock exchange, including any disclosure or use in an announcement, press release or circular required to be made or issued pursuant to Clause 7.1;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of the Transaction Agreements or any other agreement entered into under or pursuant to the Transaction Agreements or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to employees, directors, officers, agents, Affiliates, fund investors and professional advisors, including financial advisors, consultants, accountants and legal counsel, of a Party or bona fide prospective purchasers of the Shares on terms that such employees, directors, officers, agents, Affiliates, fund investors, professional advisors and bona fide purchasers undertake to comply with the provisions of Clause 7.2 in respect of such information as if they were a party to the Transaction Agreements;

(d)	the information becomes publicly available (other than by breach of any of the Transaction Agreements); or

(e)	the other Parties have given prior written approval to the disclosure or use.
8.	RELEASE AND INDULGENCE

Any liability to any Party may in whole or in part be released, compounded or compromised or time or indulgence given by any other Party in writing in their

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absolute discretion, as regards any of the Parties under such liability without in any way prejudicing or affecting their rights against any other Party or Parties under the same or a like liability whether joint and several or otherwise.

9.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to the Purchaser, to	:	c/o 14/F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 PRC Attention: Mr. Lu Chunqing Facsimile: (8610) 8486 1690

if to Zhang, to	:	Zhang Ruilin Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Facsimile: (8610) 5123 8866

if to Zhao, to	:	Zhao Jiangwei Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Facsimile: (8610) 5123 8866

if to Shang, to	:	Shang Zhiguo Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Facsimile: (8610) 5123 8866

if to FEEL, to	:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866

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if to the Company, to	:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866

if to MIE, to	:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010 PRC Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866
10.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with English law.

11.	ARBITRATION

11.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

11.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the thirty (30)-day period specified in Clause 11.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the rules of the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceeding shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

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(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgement thereon. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
11.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction. A request for such provisional remedy or interim injunction by the parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

11.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

11.5	Survival. The provisions contained in this Clause 11 shall survive the termination or expiration of this Agreement.

12.	MISCELLANEOUS

12.1	Fees and Expenses. Each Party shall bear its own expenses in connection with legal and other advisors retained by it in connection with the transaction.

12.2	Successors and Assigns. This Agreement has been made solely for the benefit of the Parties and their respective successors, personal representatives, heirs and estates and permitted assigns and nothing herein is intended to confer any rights or remedies under or by reason of this Agreement to any other Person.

12.3	Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other Parties, except that the Purchaser is permitted to assign its rights to purchase the Purchased Shares and the Purchaser may also assign its rights under this Agreement, in whole or in part, to any Person who acquires Shares held by the Purchaser.

12.4	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or desirable to give full effect to the spirit and intent of this Agreement.

12.5	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

12.6	No Waiver. The failure of a Party at any time to require observance or performance by any other Party of any of the provisions of this Agreement shall in no way affect the Party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to

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be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.
12.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

12.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.

12.9	Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.
[Signature page follows]

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IN WITNESS WHEREOF this Agreement has been duly executed as of the date and year first written above.

SINO LINK LIMITED
By:	/s/
	Name:	Autorised Signature(s)
Title:

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FAR EAST ENERGY LIMITED
By:	/s/ Zhao Jiangwei
Name:
Title::

ZHANG RUILIN
By:	/s/ Zhang Ruilin
Name:

ZHAO JIANGWEI
By:	/s/ Zhao Jiangwei
Name:

SHANG ZHIGUO
By:	/s/ Shang Zhiguo
Name:

MIE HOLDINGS CORPORATION
By:	/s/ Zhang Ruilin
Name:
Title:

MI ENERGY CORPORATION
By:	/s/ Zhang Ruilin
Name:
Title:

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SCHEDULE 1
PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY PRIOR TO THE COMPLETION

	No. of Series A
	Preferred Shares	No. of Ordinary
	legally and	Shares legally and
	beneficially owned	beneficially owned
	by the	by the
	Shareholder	Shareholder
Name of Shareholder/	Immediately Prior	Immediately Prior	Percentage of Issued
Address and Fax Number	to Completion	to Completion	Share Capital

Far East Energy Limited	-0-	9,802,951	80.71096%
Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District Beijing 100101 PRC Fax: (8610) 5123 8866
Standard Bank Plc	-0-	197,049	1.62237%
Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: +852 2822 7947
TPG Star Energy Ltd.	2,145,749	-0-	17.66667%
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001

Total	2,145,749	10,000,000	100%

PARTICULARS OF THE SHAREHOLDERS OF THE COMPANY
IMMEDIATELY AFTER THE COMPLETION

No. of Series A
Preferred Shares
	legally and	No. of Ordinary
	beneficially owned	Shares legally and
	immediately by	beneficially owned	Percentage of Issued
	the Shareholder	immediately by the	Share Capital
Name of Shareholder/	after the	Shareholder after	(on as-converted
Address and Fax Number	Completion	the Completion	basis)

Far East Energy Limited	-0-	9,438,578	77.71096%
Suite 406, Block C Grand Place 5 Hui Zhong Road Chaoyang District Beijing 100101 PRC Fax: (8610) 5123 8866

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No. of Series A
Preferred Shares
	legally and	No. of Ordinary
	beneficially owned	Shares legally and
	immediately by	beneficially owned	Percentage of Issued
	the Shareholder	immediately by the	Share Capital
Name of Shareholder/	after the	Shareholder after	(on as-converted
Address and Fax Number	Completion	the Completion	basis)

TPG Star Energy Ltd.	2,145,749	-0-	17.66667%
301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001
Standard Bank Plc	-0-	197,049	1.62237%
Cannon Bridge House 25 Dowgate Hill London EC 4R 2SB Fax: +852 2822 7947
Sino Link Limited	364,373	-0-	3%
c/o 14/F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 P.R. China Fax: (8610) 8486 1690

Total	2,510,122	9,635,627	100%

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SCHEDULE 2
COMPANY WARRANTIES
1.	Corporate Existence. Each of the Company and MIE is duly organised and validly existing and in good standing under the laws of the Cayman Islands, and has all corporate power to own, lease and operate all of its property and to carry on its business as it is now being conducted.

2.	Authority. Each of the Company and MIE has full power and authority and full legal capacity to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by each of the Company and MIE of this Agreement and the other Transaction Agreements to which it is a party has been or will be, on or prior to the Completion Date, authorised by all necessary corporate action; and this Agreement is, and each of the other Transaction Agreements to which it is a party will be, when duly executed and delivered, a valid and binding obligation of the Company and MIE respectively, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganisation, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.	Capitalisation.
(a)	The authorised share capital of the Company as of the date of this Agreement, consists of (i) 15,000,000 shares of Ordinary Shares of a par value of US$0.01 each, 10,000,000 of which are issued and outstanding and (ii) 3,000,000 shares of Series A Preferred Shares of a par value of US$0.01 each, 2,145,749 of which are issued and outstanding. All the Shares in the issued share capital of the Company are duly and validly authorized and issued, fully paid and non-assessable, and there is no Encumbrance over or affecting any of such shares (other than any security interest that may have been granted to CITIC KaWah pursuant to the CITIC KaWah Facility and any security interest that may have been granted to TPG pursuant to the TPG SPA). The particulars relating to the shareholders of the Company (x) immediately prior to the Completion and (y) immediately after the Completion are set forth in Schedule 1.

(b)	Upon the sale and transfer of the Purchased Shares to the Purchaser, in accordance with the terms of this Agreement, the Purchaser will own valid, legal, beneficial and marketable title to such Purchased Shares, free and clear of any Encumbrances and with all rights attached thereto as set out in the articles of association of the Company.

(c)	The authorised share capital of MIE on the date of this Agreement consists of (i) 50,000 shares of MIE Ordinary Shares, 50,000 of which are issued and outstanding. All the shares of MIE Ordinary Shares in the issued share capital of MIE are duly and validly issued, fully paid and non-assessable and there is no Encumbrance over or affecting any of such shares (other than any security interest that may have been granted to CITIC KaWah pursuant to the CITIC KaWah Facility). The Company is the sole shareholder of MIE as the date of

30

this Agreement and at the Completion.
4.	Valid Issuance of Shares. The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued, fully paid, non-assessable and free of restrictions on transfer other than restrictions on transfer under the articles of association of the Company and the Transaction Agreements. Assuming the accuracy of the warranties of the Purchaser, the Purchased Shares will be issued, sold and transferred in compliance with all applicable securities laws. The Ordinary Shares issuable upon conversion of the Purchased Shares have been duly reserved for issuance and upon issuance in accordance with the terms of the articles of association of the Company, will be duly and validly issued, fully paid, non-assessable and free of restrictions on transfer or preemptive rights other than restrictions on transfer and preemptive rights under the Transaction Agreements and applicable securities laws.

5.	No Options. Neither the Company nor MIE has any outstanding commitment, obligation, options, warrants, rights (including conversion, pre-emption rights or rights of first refusal) to sell or to cause to be issued any share capital or any securities convertible into or exchangeable for, or rights to acquire, any share capital, other than as contemplated by the Transaction Agreements. Except for the rights granted under the Shares Purchase Agreement dated January 12, 2009 by and among Standard Bank Plc, FEEL and the FEEL Shareholders as amended by the Amendment to Share Purchase Agreement dated June 24, 2009 (the “Standard Bank SPA”) and the rights granted under the Option Agreement dated January 12, 2009 by and among FEEL, the Company, MIE and Standard Bank Plc as amended by the First Amendment and Restatement Agreement dated June 26, 2009 (the “Standard Bank Option Agreement”), no agreement or arrangement exists providing for the present or future allotment, issue or transfer of any share capital of the Company. Except for this Agreement, the other Transaction Agreements, the TPG SPA, the Standard Bank SPA, and the Standard Bank Option Agreement, there is no agreement, arrangement or obligation of any kind (and no authorization therefor has been given) obligating the Company or MIE or any other person to repurchase, redeem or otherwise acquire any outstanding shares of its share capital or any securities convertible into or ultimately exchangeable or exercisable for any share capital. Except as set forth in the Shareholders Agreement dated July 9, 2009 by and among TPG, Standard Bank Plc, FEEL, MIE and the Company and in the Second Amended and Restated Articles of Association of the Company, neither the Company nor MIE is a party or subject to any agreement, understanding or contractual rights, and, to the knowledge of the Company and MIE, there is no agreement, understanding or contractual rights with any Person, which affects or relates to distribution of dividends or the voting or giving of written consents with respect to any security or by a director of the Company or MIE.

6.	Subsidiaries. Other than the Indonesian JVs, MIE has not and has never had any Subsidiaries and is not and has never been a legal or beneficial owner of any share or equity interests in any Person. The Company has no assets, and has not had any assets, other than cash and shares in MIE.

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EXHIBIT A
FEEL SHAREHOLDERS UNDERTAKING

Execution Copy
FEEL SHAREHOLDERS UNDERTAKINGS
Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo
Suite 406, Block C, Grand Place, 5 Hui Zhong Road, Chaoyang District, Beijing 10010, PRC
Attention: Mr. Zhang Ruilin Facsimile: (8610) 5123 8866
                    , 2009
Sino Link Limited
c/o 14/F, Capital Mansion
6 Xinyuan Nanlu
Chaoyang District, Beijing 100004
PRC
Fax: (8610) 8486 1690
Attention: Mr. Lu Chunqing

Re:	Shares Purchase Agreement relating to the Purchase of 364,373 Series A Preferred Shares of MIE Holdings Corporation — FEEL Shareholders Undertakings
Dear Sirs:
We provide this letter to Sino Link Limited (“Sino Link”) pursuant to the Shares Purchase Agreement relating to the Purchase of 364,373 Series A Preferred Shares of MIE Holdings Corporation (the “SPA”) dated                     , 2009 among Sino Link, Far East Energy Limited, MIE Holdings Corporation, MI Energy Corporation, Zhang Ruilin, Zhao Jiangwen and Shang Zhiguo. Save as defined in this letter, words and expressions defined in the SPA shall have the same meanings when used in this letter.
In connection with the SPA and the transactions contemplated therein, we hereby represent, warrant and undertake as follows:
1.	WARRANTITES
1.1	Warranties by the FEEL Shareholders. Each FEEL Shareholder warrants to Sino Link that:

(a)	the FEEL Shareholders are the joint legal owners, free and clear of any Encumbrances, of all of the issued and outstanding FEEL shares and there are no other shares or rights to acquire new shares in FEEL and that no person other than a FEEL Shareholder will have any beneficial interest in any shares in FEEL;

(b)	he is not a party to any contract creating rights in respect of any FEEL shares in any third Person or relating to the voting of FEEL shares or which would otherwise restrict his ownership of the FEEL shares;

(c)	he has the full power and authority and full legal capacity to execute, deliver and perform his obligations under the SPA and such SPA will be or have been duly

1

executed and delivered and constitute or will constitute a valid and binding obligation of such FEEL Shareholder enforceable in accordance with its terms, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity;
(d)	the execution, delivery and performance of the SPA will not result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) any Governmental Rule or order applicable to him of any Governmental Authority or any court, domestic or foreign, having jurisdiction over him or any of his properties or (ii) any agreement or instrument to which he is a party or by which he is bound or to which any of his properties is subject, other than, in each case, where such breach, violation or default has not had, and is not reasonably likely to have, a material adverse effect on his ability to perform his obligations under the SPA;

(e)	except for the relevant approval of and registration with the PRC State Administration of Foreign Exchange under Circular 75 he is not and will not be required to give any notice or to make any filing with or obtain any Permit, consent, waiver or other authorization from any governmental or regulatory authority or other Person in connection with the execution, delivery and performance of the SPA;

(f)	there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending, or, to his knowledge, threatened, against him that challenges the validity or performance of the SPA, or which, if successful, could hinder or prevent him from performing his obligations hereunder;

(g)	he has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this letter or the SPA; and

(h)	in relation to each of the Repayment Agreements dated September 18, 2007, the Intercompany Loan Agreement dated June 26, 2008, the Tripartite Agreement dated December 31, 2008, and the Guarantee dated January 12, 2009 (collectively, the “Intercompany Agreements”) to which he is a party, (i) he has the full power and authority and full legal capacity to execute, deliver and perform such Intercompany Agreement, (ii) such Intercompany Agreement is a valid and binding agreement of him, enforceable against such party in accordance with its terms, and (iii) the execution and delivery of it by him do not, and the performance of the obligations thereunder by him will not, (x) conflict with any of, or require any other Consent of any Person under any Governmental Rule or applicable law, or (y) violate any Governmental Rule or any provision of applicable law, or require any Permit of any Governmental Authority having jurisdiction over him.
1.2	Each FEEL Shareholder hereby acknowledges that each statement in Clause 1.1 above is

2

true and correct as of the date of the SPA and as of the Completion Date, and Sino Link has relied upon such warranties to enter into the SPA. Each of the warranties shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any provision in this letter or the SPA.
1.3	During the period from the date of the SPA until the Completion Date, each FEEL Shareholder shall notify Sino Link in writing immediately if it becomes aware of a fact or circumstance which would cause any warranty given herein or the undertaking set forth in Clause 2.1 herein to be unfulfilled, untrue, inaccurate or misleading in any material respect if given in respect of the facts or circumstances as at any time on or prior to the Completion. Such Updating to Completion shall not affect any of the conditions precedent to Sino Link’s obligations or satisfaction thereof under the SPA.

1.4	The warranties set out in Clause 1.1(a) through (g) shall survive indefinitely. The warranties set out in Clause 1.1(h) shall survive until the General Warranty Expiration Date.

2.	UNDERTAKINGS

2.1	Pre-completion undertakings. During the period from the date of the SPA until the Completion Date, none of the FEEL Shareholders shall transfer (or create or permit any Encumbrance over) any interest in any of the shares in FEEL, (except for the creation of Encumbrances over the shares in FEEL pursuant to the terms of the CITIC KaWah Facility), or allow the creation, grant or issuance of new shares by FEEL or of any shares or rights to subscribe for, or option warrants or other securities convertible into or exercisable or exchangeable for the shares in FEEL.

2.2	Post-completion Undertakings. From and after the Completion Date, the FEEL Shareholders shall maintain a shareholding percentage in FEEL of more than 50% until the date falling on the earliest of (a) the expiration date of the lock-up period applicable to Sino Link following the Qualified IPO, (b) the date upon which Sino Link’s shareholding in the Company falls below 3% and (c) the date falling sixty (60) months from the Completion Date (such earlier date, the “Required Shareholding Ownership Expiration Date”). During the period from the Completion Date until the Required Shareholding Ownership Expiration Date, the shares held by the FEEL Shareholders in FEEL will be free and clear of any and all Encumbrances, other than any Encumbrance as contemplated by the CITIC KaWah Facility. For the purposes of this Clause 2.2, “shareholding percentage” means, with respect to the FEEL Shareholders, the ratio (expressed as a percentage) of the number of shares in FEEL held by the FEEL Shareholders to the aggregate number of all the issued shares of FEEL.

2.3	Further Assurances. Each FEEL Shareholder shall promptly and duly execute and deliver such documents and take, and cause any relevant Person to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this letter and the SPA and to establish and protect the rights and remedies created or intended to be created under this letter.

3

3.	NOTICES

All notices, consents, and other communications under or pursuant to this letter (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a party may designate as to itself by not less than five (5) Business Days notice to the other parties):

if to Sino Link, to:	c/o 14/F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 PRC Attention: Mr. Lu Chunqing Fascsimile: (8610) 8486 1690

if to any FEEL Shareholder, to:	Suite 406, Block C, Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 10010, PRC Attention: Mr. Zhang Ruilin Fascsimile: (8610) 5123 8866
4.	MISCELLANEOUS

4.1	Governing Law and Arbitration. This letter shall be governed by and construed in accordance with the English law without regard to conflicts of laws principles. The provisions of Clause 11 of the SPA shall be deemed to be incorporated in this letter in full, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter and references to “Parties” or “Party” shall be construed as references to parties or party to this letter.

4.2	Assignment. The provisions of this letter shall be binding upon and accrue to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, none of the Parties may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other party, except that Sino Link may assign its rights under this letter, in whole or in part, to any Person who acquires Shares held by Sino Link.

4.3	Amendments and waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the parties.

4

4.4	No Waiver. The failure of a party at any time to require observance or performance by any other party of any of the provisions of this letter shall in no way affect the party’s right to require such observance or performance at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this letter are cumulative and not exclusive of any rights or remedies otherwise provided by law.

5.6	Counterparts. This letter may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitute one and the same instrument. This letter may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitute one and the same instruments.
[Remainder of Page Intentionally Left Blank]

5

Execution Copy

Very truly yours, ZHANG RUILIN
By:

ZHAO JIANGWEI
By:

SHANG ZHIGUO
By:

Accepted and agreed to on the terms set forth above as of the date first written above: SINO LINK LIMITED
By:
Name:
Title:

6

Execution Copy
EXHIBIT B
RESTATED ARTICLES

Company No.: MC-207100
THIRD AMENDED AND RESTATED
MEMORANDUM
AND
ARTICLES OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated                     , 2009)
Incorporated on the 20th day of March, 2008
INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2009 Revision)
OF THE CAYMAN ISLANDS
Exempted Company Limited by Shares
THIRD AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated                     , 2009)
1.	The name of the Company is MIE Holdings Corporation.

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:
(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.
(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.
(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.
In the interpretation of this Amended and Restated Memorandum of Association in general and of this Article 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this Article or elsewhere in this Amended and Restated Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (as amended) and by the Amended and Restated Articles of Association of the Company, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company considered necessary or convenient in the manner set out in the Amended and Restated Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided, that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

6.	The share capital of the Company is US$180,000 divided into (i) 15,000,000 Ordinary Shares of a par value of US$0.01 each and (ii) 3,000,000 Series A Preferred Shares of a par value of US$0.01, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (as amended) and the Amended and Restated Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained, provided that, notwithstanding any provision to the contrary contained in this Amended and Restated Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates. Each share in the Company confers upon the Member those rights set forth in the Amended and Restated Articles of Association.

7.	The Company shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2009 Revision)
OF THE CAYMAN ISLANDS
Company Limited by Shares
THIRD AMENDED AND RESTATED ARTICLES OF
ASSOCIATION
OF
MIE Holdings Corporation
(Adopted by Special Resolution dated                     , 2009)
1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Additional Securities”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, (ii) with respect to Sino Link, Affiliate shall only include any other person that directly controls and holds a majority interest in Sino Link; (ii) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Annual General Meeting”	has the meaning ascribed to it in Article 40(a).

“Articles”	means these Articles as from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board of directors of the Company.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning ascribed to it in Article 92.

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders.

“Class”	means any class of shares as may from time to time be issued by the Company.

“Company”	means MIE Holdings Corporation.

“Company Employee Share Option Scheme”	means any employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Conversion Price”	means the Original Conversion Price applicable to the Series A Preferred Shares, subject to adjustment as provided below in Article 7(d)(v).

“Conversion Rate”	means the number of Ordinary Shares into which a Series A Preferred Share is convertible.

“Conversion Rights”	has the meaning ascribed to it in Article 7(d).

“Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(ii).

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes an interim dividend and bonus.

“Electing Offeree” and “Electing Offerees”	have the meaning ascribed to them in Article 10(b)(ii).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Excluded Shares”	means (i) Ordinary Shares issued and outstanding on the date hereof; (ii) Series A Preferred Shares issued and outstanding on the date hereof; (iii) [intentionally left blank]; (iv) Ordinary Shares issued or deemed to have been issued pursuant to a stock grant, stock option, option plan, purchase plan or other employee stock incentive program or agreement, in each case, where the grant of such options is approved by the Board; (v) Ordinary Shares issued or issuable upon conversion of the Series A Preferred Shares; (vi) all Shares issued as a dividend or distribution on Series A Preferred Shares; (vii) Ordinary Shares issued or issuable in a Qualified IPO; and (viii) Ordinary Shares or any class of preferred shares issued or deemed to have been issued as a result of any liquidation or winding up of the Company.

“Extended Cut-Off Date”	has the meaning ascribed to it in Article 10(b)(iii).

“Extended Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(ii).

“FEEL”	means Far East Energy Limited, a company incorporated in the Special Administration Region of Hong Kong.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“JMC Budget”	has the meaning as ascribed to it in Article 98 (c)(ix).

“Liquidation Preference”	has the meaning as ascribed to it in Article 7(c)(i).

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“Member”	means each person whose name is, from time to time and for the time being, entered in the register of Members as the holder of one or more Shares.

“Memorandum”	means the Memorandum of Association of the Company as amended from time to time altered by Special Resolution and duly filed with the Registrar of Companies.

“MIE”	means MI Energy Corporation, an exempted company incorporated with limited liability in the Cayman Islands.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“month”	means calendar month.

“New Securities”	means Shares or rights, options, warrants or other securities convertible into or exercisable or exchangeable for Shares issued by the Company, other than Shares issued or issuable:

(a) pursuant to the Company Employee Share Option Scheme;

(b) upon conversion of the Series A Preferred Shares;

(c) as a dividend or other distribution on the Series A Preferred Shares;

(d) pursuant to a Qualified IPO; and

(e) in connection with any stock split or stock dividend.

“Non-Competing Person”	means any Person that is not engaged, directly or indirectly, in a competing business, it being understood that TPG and Sino Link are Non-Competing Persons.

“Non-Offering Members”	has the meaning ascribed to it in Article 10(b)(i).

“Offered Shares”	has the meaning ascribed to it in Article 10(b)(i).

“Offering Member”	has the meaning ascribed to it in Article 10(b)(i).

“Ordinary Directors”	has the meaning ascribed to it in Article 70.

“Ordinary Resolution”	means a resolution passed by a simple majority of the votes of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution.

“Ordinary Shares”	means the ordinary shares in the capital of the Company, of par value US$0.01 each.

“Ordinary Shares Equivalents”	has the meaning ascribed to it in Article 7(d)(v)(A).

“Original Conversion Price”	means an amount equal to the Series A Preferred Shares Purchase Price.

“paid-up”	means paid-up and/or credited as paid-up.

“Participant”	has the meaning ascribed to it in Article 10(c)(ii).

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Preemption Cut-Off Date”	has the meaning ascribed to it in Article 6(b)(i).

“Proposed Transfer”	means any Transfer of any Shares (or any interest therein) proposed by any Member.

“Prospective Transferee”	means any Person to whom a Member proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Article 10(e).

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognized Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange, or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“registered office”	means the registered office for the time being of the Company.

“Remaining New Securities”	has the meaning ascribed to it in Article 6(b)(iii).

“Scheduled Completion Date”	has the meaning ascribed to it in Article 10(b)(v).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Preferred Shares”	means the Series A preferred shares in the capital of the Company, of par value US$0.01 each.

“Series A Preferred Shares Purchase Price”	means US$24.6999.

“Shareholders’ Agreement”	means the amended and restated shareholders agreement dated , 2009 by and among TPG, Sino Link, FEEL, MIE, the Company and certain other shareholders of the Company, as amended or supplemented from time to time.

“Shareholding Effective Date”	means the date on which a person becomes a Member of the Company.

“Shareholding Percentage”	means, with respect to any Member, the ratio (expressed as a percentage) of the number of Shares owned, directly or indirectly, by such Member and its Affiliates to the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Members, all Series A Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares and Series A Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“Sino Link”	means Sino Link Limited, an exempted company incorporated in Cayman Islands with limited liability.

“Sino Link SPA”	means the shares purchase agreement dated October ___, 2009 entered by and among Sino Link, FEEL, MIE, the Company, Zhang Ruilin, Zhao Jiangwei and Shang Zhiguo, as amended or supplemented from time to time.

“Special Board Approval”	means the approval of a majority of the directors of the Board present and voting at a duly convened meeting, provided that the TPG Director shall not have voted against such action.

“Special Resolution”	has the same meaning as specified in Article 63 and includes a unanimous written resolution.

“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary”	means, with respect to any Person:

(a)   any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)   any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Offer”	has the meaning ascribed to it in Article 10(c)(i).

“Tag-Along Seller”	has the meaning ascribed to it in Article 10(c)(i).

“TPG”	means TPG Star Energy Ltd., an exempted company incorporated with limited liability in the Cayman Islands, and/or one or more of its Affiliates.

“TPG Director”	has the meaning ascribed to it in Article 70.

“TPG SPA”	means the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 by and among TPG, FEEL, the Company and MIE, as amended or supplemented from time to time.

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale, offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning ascribed to it in Article 10(b)(i).

“written” and “in writing”	include all modes of representing or reproducing words in visible form.
Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons also include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the Shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors and shall be issued to all persons who hold shares of the Company. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF , 2009, AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION AND THE COMPANY.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.
ISSUE OF SHARES
6.	(a)	Subject to the provisions, if any, in that behalf in the Memorandum and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper; provided, always that, notwithstanding any provision to the contrary contained in these Articles, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.
(b)	Preemption Rights. Each Member shall have the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue. The preemption rights granted under this Article 6(b) shall be subject to the following provisions:
(i)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Member written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Member shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Member fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Members may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Members), the New Securities not previously purchased.

(ii)	If some (but not all) of the Members do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Members shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Members pursuant to Article 6(b)(i) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Members).

(iii)	If none of the Members have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Members have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(iv)	Regardless of whether the Members exercise their preemption rights granted under this Article 6(b) by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended

Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Members, provided that such purchaser(s) shall agree to be bound by the terms hereof and shall thereby become bound by the terms and conditions of these Articles. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Members in the manner provided above. The completion of the sale of New Securities to the participating Members and other purchasers shall occur simultaneously.
(c)	Termination. The preemption rights granted under Article 6(b) shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
SERIES A PREFERRED SHARES
7.	The rights, preferences, privileges and restrictions granted to and imposed upon the Series A Preferred Shares and the holders thereof are as follows:
(a)	Voting Rights. Except as required by law or as provided to the contrary herein, the holders of the Series A Preferred Shares and the holders of the Ordinary Shares shall for voting purposes be deemed to be members of the same class of share capital and shall vote together. Each Series A Preferred Share shall have such number of votes equal to the number of Ordinary Shares into which such Series A Preferred Shares is convertible at the time the vote is taken.

(b)	Dividends. The Series A Preferred Shares shall accrue dividends as determined by the Board. Notwithstanding the foregoing, the holders of the Series A Preferred Shares shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-converted basis, in which case, the Series A Preferred Shares shall confer upon the holders thereof the right, in priority to any rights of the holders of any other class of Shares (including the Ordinary Shares), to receive such dividends.

(c)	Liquidation Preference.
(i)	In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of the Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class of shares of the Company ranked junior to the Series A Preferred Shares (including the Ordinary Shares) by reason of such holder’s ownership thereof, the greater of: (A) the sum of (x) the Series A Preferred Shares Purchase Price (as adjusted for any share dividends, combinations, splits, recapitalizations or the like on, of or affecting the Series A Preferred Shares), for each Series A Preferred Share then held by such holder and (y) any and all declared but unpaid dividends on each such Series A Preferred Shares and (B) such amount per Series A Preferred Share as would have been payable had all Series A Preferred Shares been converted into Ordinary Shares immediately prior to such liquidation, dissolution or winding up (such amount payable, the “Liquidation Preference”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Shares in proportion to the Liquidation Preference each such holder is otherwise entitled to receive. If any holder of Series A Preferred

Shares shall be deemed to have converted Series A Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A Preferred Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares.

(ii)	After the payment of the Liquidation Preference to the holders of the Series A Preferred Shares, the remaining assets shall be distributed ratably to the holders of the Ordinary Shares.

(iii)	Unless the holders of a majority of the Series A Preferred Shares then outstanding shall elect or determine otherwise by written consent, a consolidation or merger of the Company with or into any other Person in which the holders of the Shares as of immediately prior to such merger or consolidation do not continue to hold at least a fifty percent (50%) interest in the surviving entity or a Trade Sale shall be deemed to be a liquidation for purposes of payment of the Liquidation Preference and shall entitle the holders of the Series A Preferred Shares to receive in cash, securities or other property (with any non-cash amounts being valued as provided in Article 7(c)(iv)) in the amounts specified in Article 7(c)(i) and (ii).

(iv)	Subject to the following provisions of this Article 7(c)(iv), the value of any assets, securities or other property (other than cash) to be received by the Members pursuant to Articles 7(c)(i), 7(c)(ii) and/or 7(c)(iii), shall be equal to the fair market value thereof, as determined in good faith by the Board, if any (taking into account, if applicable, any restrictions on the free marketability of such assets, securities or other property, arising under applicable securities laws or otherwise, other than restrictions arising solely by virtue of a Member’s status as an Affiliate of the Company or the entity surviving or resulting from a change of control of the Company), except that any securities to be distributed to Members of the Company in any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or a change of control of the Company, shall be valued as follows.
(A)	The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
(I)	if the securities are then traded on a Recognised Stock Exchange (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(II)	if the securities are then actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the distribution; and

(III)	if there is no active public market for the securities, then the value shall be the fair market value thereof, as determined in good faith by the Board.
(B)	The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (A)(I), (A)(II), or (A)(III) of this Article 7(c)(iv) to reflect the approximate fair market value thereof, as determined in good faith by the Board.
(d)	Conversion of Series A Preferred Shares into Ordinary Shares. The Series A Preferred

Shares shall have conversion rights into Ordinary Shares as follows (the “Conversion Rights”):
(i)	Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time, into such number of fully paid Ordinary Shares as is determined by dividing the Original Conversion Price applicable to such Series A Preferred Shares by the Conversion Price applicable to the Series A Preferred Shares in effect at the time of conversion. The initial Conversion Rate for each Series A Preferred Share shall be 1.00 and the Conversion Price shall be subject to adjustment as described below.

(ii)	Each Series A Preferred Share shall automatically convert (or if automatic conversion is not legally possible, then each holder thereof shall request the conversion of its Series A Preferred Shares) into such number of fully paid Ordinary Shares as is determined by the Conversion Rate applicable to the Series A Preferred Shares at the time, (i) immediately prior to the consummation of a Qualified IPO, (ii) on the date upon which the Company obtains the consent of the holders of at least eighty-five percent (85%) of the then outstanding Series A Preferred Shares, voting as a single class, or (iii) forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing.

(iii)	Before any holder of Series A Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive a certificate or certificates therefor, such holder shall deliver one or more share transfer certificates duly executed by it together with any share certificate(s) representing the Series A Preferred Shares to be converted, at the office of the Company or of any transfer agent for the Series A Preferred Shares, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Article 7(d)(ii), the outstanding Series A Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not duly executed share transfer certificate(s) are delivered or the certificate(s) representing such shares are surrendered to the Company or its transfer agent; and provided, further, that the Company shall not be obligated to issue certificate(s) evidencing Ordinary Shares issuable upon such automatic conversion unless the duly executed share transfer certificate(s) and share certificate(s) evidencing such Series A Preferred Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such share certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed share certificate(s). The Company shall, as soon as practicable after such delivery, or after execution of such agreement in the case of lost, stolen or destroyed certificate(s), issue and deliver at such office to such holder of Series A Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which the holder shall be entitled and a check or a wire transfer payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such delivery of the share transfer certificates or such surrender of the Series A Preferred Shares to be converted, or in the case of automatic conversion, on the date of closing of the Qualified IPO, on the date of consent of the holders of 85% of the then outstanding Series A Preferred Shares, voting as a single class, or on the date falling forty-eight (48) months after the date of the completion of the Company’s initial Series A Preferred Shares financing, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of the Ordinary Shares on such date.

(iv)	No fractional Ordinary Shares shall be issued upon conversion of Series A Preferred Shares. In lieu of any fractional shares to which the holder of any Series A Preferred Shares would otherwise be entitled, the Company shall pay cash to such holder equal to such fraction multiplied by the fair market value of one such Series A Preferred Share as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Shares of each holder at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.

(v)	The Conversion Price shall be subject to adjustment from time to time as follows:
(A)	If the Company at any time sells or issues (or, pursuant to this Article 7(d)(v), is deemed to have issued) any unissued Ordinary Shares or preferred shares or other Shares, warrants, options or other rights to purchase or otherwise acquire Shares (on an as converted basis) of the Company or securities convertible into or exchangeable for additional Shares of the Company, other than Excluded Shares (collectively, the “Additional Securities”), for a consideration per share less than the Conversion Price then in effect, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price in effect on the date of and immediately prior to such issue by a fraction, (1) the numerator of which shall be the sum of (A) the number of Ordinary Shares issued and outstanding immediately prior to such issue, (B) the number of Ordinary Shares issuable upon conversion of all Series A Preferred Shares issued and outstanding immediately prior to such issue, (C) the number of Ordinary Shares issuable upon conversion or exercise of convertible securities (other than the Series A Preferred Shares), options, and warrants outstanding immediately prior to such issue (collectively, with (A) and (B), the “Ordinary Shares Equivalents”), and (D) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Securities so issued would purchase at the Conversion Price in effect on the date of and immediately prior to such issue; and (2) the denominator of which shall be the sum of (A) the Ordinary Shares Equivalents, and (B) the number of such Additional Securities so issued.
(I)	For the purposes of any adjustment of any Conversion Price pursuant to this Article 7(d)(v)(A), the consideration received by the Company for the issue of any Additional Securities shall be determined as follows:
(a)	In the case of the issuance of Ordinary Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any offering discounts, commissions, compensation or expenses paid or incurred by the Company in connection with the issuance and sale thereof.

(b)	In the case of the issuance of Ordinary Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board.

(c)	In the case of the issuance of (i) options to purchase or

rights to subscribe for or purchase Ordinary Shares (other than Excluded Shares), (ii) securities by their terms convertible into or exchangeable for Ordinary Shares (other than Excluded Shares), or (iii) options to purchase or rights to subscribe for or purchase such convertible or exchangeable securities:
(i)	the aggregate maximum number of Ordinary Shares issuable upon exercise of such options to purchase or rights to subscribe for Ordinary Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company upon the issuance of such options or rights plus the additional minimum consideration, if any, received or to be received by the Company for the exercise of such options or rights for the Ordinary Shares covered thereby;

(ii)	the aggregate maximum number of Ordinary Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received or to be received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, received or to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights.

(iii)	on any change in the number of Ordinary Shares deliverable upon exercise of any such options or rights, or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum consideration for such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, then, upon such change becoming effective, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had such change been in effect upon the original issuance of such options, rights or securities; and

(iv)	on the expiration of any such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, or upon any redemption or repurchase of any such options, rights or securities, such Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities, or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of Ordinary Shares actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities, or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.
(II)	All outstanding Excluded Shares (including shares issuable upon conversion of the Series A Preferred Shares) shall be deemed to be outstanding for all purposes of the computations of this Article 7(d)(v)(A).
(B)	If the number of Ordinary Shares outstanding at any time is increased by a share dividend payable in Ordinary Shares or by a subdivision or split-up of Ordinary Shares, then, on the date such payment is made or such change is effective, the Conversion Price applicable to the Series A Preferred Shares shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of any Series A Preferred Shares shall be increased in proportion to such increase of outstanding shares.

(C)	If the number of Ordinary Shares outstanding at any time is decreased by a combination of the outstanding Ordinary Shares, then, on the effective date of such combination, the Conversion Price applicable to the Series A Preferred Shares shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of any Series A Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

(D)	Subject to the provisions of Article 7(c), at any time, if there shall occur any reorganization, recapitalization or any reclassification of the Shares (other than as a result of a share dividend or subdivision, split-up or combination of shares as provided above), or the consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Ordinary Shares), the Series A Preferred Shares shall, after such reorganization, recapitalization, reclassification, consolidation or merger, be convertible (in lieu of the Ordinary Shares) into the kind and number of shares or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger, such holder had converted its Series A Preferred Shares into Ordinary Shares. The provisions of this Article shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations or mergers.

(E)	In the event that the Company at any time shall declare a cash dividend upon its Ordinary Shares payable otherwise than out of retained earnings or shall distribute to holders of its Ordinary Shares share capital (other than Ordinary Shares), shares or other securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Ordinary Shares or other securities of the Company convertible into or exchangeable for Ordinary Shares), then, in each such event, the holders of the Series A Preferred Shares shall, concurrent with the distribution to holders of the Ordinary Shares, receive a like distribution based upon the number of Ordinary Shares into which the Series A Preferred Shares are then convertible.

(F)	All calculations under this Article 7(d)(v) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.
(vi)	No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in a Conversion Price.

(vii)	The Company will not through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Article 7(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Shares against impairment. This provision shall not restrict the Company’s right to amend these provisions with the requisite Member consent in accordance with these Articles.

(viii)	Upon the occurrence of each adjustment or readjustment of the Conversion Rate applicable to the Series A Preferred Shares pursuant to this Article 7(d), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each affected holder of Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of any holder of Series A Preferred Shares furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rates applicable to each Series A Preferred Share at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series A Preferred Shares.

(ix)	The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(x)	No Series A Preferred Shares that have been converted into Ordinary Shares after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized but unissued shares of the Company.
ORDINARY SHARES

8.	The Ordinary Shares shall have the following rights:
(a)	Voting Rights. Each holder of Ordinary Shares (in person or by telephone or by proxy or corporate representative) shall have the right to one vote on a show of hands and the holder of each Ordinary Share shall have the right to one vote on a poll for each Ordinary Share held, and shall be entitled to notice of any general meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

(b)	Dividends. Subject to Article 7(b), the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors in accordance with Article 7(b).

(c)	Liquidation. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company shall be distributed as provided in Article 7(c).
REGISTER OF MEMBERS
9.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two (2) months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.
TRANSFER OF SHARES
10.	Restrictions on Transferability.
(a)	Transfer Restrictions.
(i)	No Member may Transfer any Shares held by such Member except in accordance with the provisions of these Articles.

(ii)	Prior to the date falling one (1) year after the completion of the initial Series A financing, no Member shall Transfer any of its Shares; provided, however, that:
(A)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%),

(B)	Any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 or 8.2 of the TPG SPA, or Clause 4 of the Sino Link SPA shall be permitted.

(iii)	On and after the date falling one (1) year after the Shareholding Effective Date, no Member or any Affiliate of such Member shall Transfer any of its Shares; provided, however, that subject to Clause 13.3 of the Shareholders’ Agreement, any Transfer effected by any Member in accordance with the Article 10 (b), (c) and (e) of these Articles, Clause 7 or 8.2 of the TPG SPA, or Clause 4 of the Sino Link SPA shall be permitted.

(iv)	At any time but subject to Clause 13.3 of the Shareholders’ Agreement, FEEL may Transfer (i) Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (2%).
(b)	Right of First Refusal.
(i)	Except for a Transfer in accordance with Article 10(a)(ii), (iii) or (iv), 10(c) or 10(e) of these Articles, Clause 7 or 8.2 of the TPG SPA or Clause 4 of the Sino Link SPA if at any time, any Member (the “Offering Member”) desires to Transfer all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Members (the “Non-Offering Members”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Member shall deliver to each Non-Offering Member (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Members stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(ii)	Each Non-Offering Member shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Members) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Member to the Offering Member (with a copy to the Company and each of the other Non-Offering Members). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Member to any Non-Offering Member during such 30-day period shall be offered to each Non-Offering Member and shall be set forth in a new Transfer Notice to each such Non-Offering Member, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Members who elect to purchase the Offered Shares pursuant to this Article 10(b)(ii) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.

(iii)	If some, but not all, of the Non-Offering Members do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Article 10(b)(ii) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).
(iv)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Member and the Electing Offerees.

(v)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Member and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Member shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Member alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Article 10 (b).

(vi)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Member and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(vii)	Notwithstanding the foregoing, if the Non-Offering Members have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Members shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Members shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.

(viii)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of these Articles and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Member may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Members (other than the Electing Offeree) as Offered Shares under this Article 10(b).

(ix)	Any sale to a Prospective Transferee pursuant to either Article 10(b)(vii) or Article 10(b)(viii) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Members and the Offering Member must sell all of the Offered Shares and not some only.

(x)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Article 10(b)(vii) or Article 10(b)(viii), then the rights of the other Members under this Article 10(b) shall be fully restored and reinstated as if such offer had never been made and the Offering Member must again follow the procedures set forth in this Article 10(b) prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by these Articles.
(c)	Tag-Along Rights
(i)	Except for a Transfer pursuant to Article 10 (a) (ii) (iii) (iv) and 10(e) of these Articles, Clause 7 or 8.2 of the SPA, or Clause 4 of the Sino Link SPA, and subject always to Article 10(b), if at any time FEEL (“Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Members at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Members on the same terms and conditions of the Proposed Transfer (provided that TPG and Sino Link shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the Proposed Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than TPG and Sino Link shall be subject to the same tag-along right under this Article 10(c).

(ii)	Each non-Transferring Member shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Member (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Members). No holders of Series A Preferred Shares shall be entitled to sell Series A Preferred Shares pursuant to this Article 10(c), but shall be permitted to convert or exercise its applicable portion of Series A Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Members shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.

(iii)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Article 10(c)(ii). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously.

The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Article 10(c)(iii), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Article 10(c) and the denominator of which is the total number of Shares to be Transferred pursuant to this Article 10(c).

(iv)	The non-exercise of the rights of any of the non-Transferring Members to participate in one (1) or more Transfers of Shares under this Article 10(c) shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Article 10(c).

(v)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Article 10(c) is applicable unless the sale of Shares by Participants exercising their rights under this Article 10(c) is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.

(vi)	Notwithstanding anything contained in this Article 10(c) to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Member in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Article 10(c) have been triggered.
(d)	Authorization; Effect of Failure to Comply.
(i)	The Members shall cause the Company to take any and all steps for and on behalf of a transferring Member to give effect to the Transfer of Shares pursuant to this Article 10.

(ii)	Any Proposed Transfer not made in compliance with the requirements of these Articles shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

(iii)	If any Member becomes obligated to sell any Offered Shares to any Exercising Offeree under these Articles and fails to deliver a share transfer certificate duly executed by the Member, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of these Articles, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Member the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
(e)	Exempt Transfers.
(i)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Article 10 shall not apply to a Transfer by a Member of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(A)	such Member shall provide written notice of such Transfer to each other Member;

(B)	the transferee to whom the Member is to Transfer the Shares is a Non-Competing Person; and

(C)	if any such transferee Affiliate shall cease to be an Affiliate of such Member, any Shares held by such transferee shall be promptly retransferred to such Member or transferred to another of such Member’s Affiliates.
(ii)	Notwithstanding anything to the contrary herein, the provisions of this Article 10 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrance over the Shares pursuant to the CITIC KaWah Facility.
11.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

12.	Subject to Article 10(d)(i), the Directors may in their absolute discretion decline to register any Transfer of shares without assigning any reason therefor. If the Directors refuse to register a Transfer they shall notify the transferee within two (2) months of such refusal.

13.	The registration of Transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided, always that such registration shall not be suspended for more than forty-five (45) days in any year.

14.	Each Member shall agree to customary market stand-off or lock-up restrictions required by the managing underwriter of the Qualified IPO.
REDEEMABLE SHARES
15.	(a)	Subject to the provisions of the Statute and the Memorandum, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.
(b)	Subject to the provisions of the Statute and the Memorandum, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.
CLASS RIGHTS AND VARIATION OF RIGHTS OF SHARES
16.	(a)	Class Rights. Whenever the capital of the Company is divided into different Classes, the rights attached to any such Class may (unless otherwise provided by the terms of issue of the Shares of that Class) only be materially and adversely varied or abrogated with the consent in writing of the holders of not less than a majority of the issued shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of such Class, by a majority of the votes cast at such a meeting, but not otherwise, provided that the rights attached to the Series A Preferred Shares may only be materially and adversely varied or abrogated with the consent in writing of the holders of no less than sixty-six and two-thirds percent (66 2/3%) of the issued Series A Preferred Shares or with the sanction of a resolution passed at a separate meeting of the of the holders of the Series A Preferred Shares by sixty-six and two-thirds percent (66 2/3%) of the votes cast at such meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more persons at least holding or representing by proxy a majority in nominal or par value amount of the issued shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum) and that, subject to the terms of issue of the shares of that Class, every Member of the Class shall on a poll have one vote for each share of the Class held by him.
(b)	For the purposes of convening and holding a meeting pursuant to this Article, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration but in any other case shall treat them as separate Classes.

(c)	The rights conferred upon the holders of the Series A Preferred Shares shall be deemed to be materially adversely varied or abrogated by the following acts of the Company:
(i)	any change to the name of the Company;

(ii)	any amendment to the Memorandum and these Articles or other constitutive documents of the Company, to the extent such amendment would adversely affect the rights already granted to the holders of the Series A Preferred Shares;

(iii)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company; or

(iv)	any split, subdivision, conversion, reclassification or modification of any type of outstanding shares or securities of the Company to the extent it would impair or reduce the rights of the holders of Series A Preferred Shares.
COMMISSION ON SALE OF SHARES
17.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

18.	[Reserved].
LIEN ON SHARES
19.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a Transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

20.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

21.	To give effect to any such sale the Directors may authorise some person to Transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such Transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

22.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALL ON SHARES
23.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.
(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
24.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

25.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

26.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
27.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.
(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES

28.	(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.
(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
29.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

30.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

31.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
REGISTRATION OF EMPOWERING INSTRUMENTS
32.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
TRANSMISSION OF SHARES
33.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

34.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.
(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
35.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM, CHANGE OF LOCATION OF REGISTERED
OFFICE & ALTERATION OF CAPITAL
36.	(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by ordinary resolution:
(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 16 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute and Article 16, the Company may by Special Resolution: liquidate, wind up, dissolve, enter into receivership or declare bankruptcy or any like scheme or arrangement.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
37.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

38.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

39.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
GENERAL MEETING
40.	(a)	Annual General Meeting. Subject to paragraph (c) hereof, a general meeting of the Members (the “Annual General Meeting”) shall be held within one (1) year of incorporation of the Company and thereafter, once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting. The Annual General Meeting shall be held at such time and place as the Directors shall specify in the notice. At these meetings the report of the Directors (if any) shall be presented.
(b)	Extraordinary Meeting. Extraordinary meetings of the Members shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Statute) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all Members and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14) day notice requirement may be waived by Members having an aggregate Shareholding Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.
41.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF MEETINGS OF THE MEMBERS
42.	General Meeting. At least five (5) days’ notice shall be given of an Annual General Meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 41 have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of a general meeting called as an Annual General Meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority in nominal value or in the case of shares without nominal or par value a majority of the shares in issue, or their proxies.
43.	[Reserved].

44.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
45.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. The quorum for any meeting of the Members shall be Members whose aggregate Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3% ) of the Shares entitled to vote present personally or by duly appointed proxy, attorney or representative, provided, however, that for the general meeting to be validly convened, TPG shall be present or represented. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Members. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, Members whose Shareholding Percentage is not less than sixty-six and two-thirds percent (66 2/3% ) of the Shares entitled to vote present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

46.	Except as otherwise required by applicable law, a resolution (including a Special Resolution) in writing (circulated to all the Members) approved and signed by all the Members shall be valid and effectual as if it had been a resolution passed at a general meeting of the Members duly convened and held.
47.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

48.	The Chairman for the time being shall also preside as chairman at any general meeting.

49.	If the Chairman is absent at any general meeting, a Director shall act as the chairman.

50.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

51.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by telephone or by proxy or corporate representative.

52.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

53.	The demand for a poll may be withdrawn.

54.	Except as provided in Article 56, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

55.	In no event, whether on a show of hands or on a poll, shall the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded be entitled to a second or casting vote.

56.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.
VOTES OF MEMBERS
57.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by telephone or by proxy or corporate representative at a general meeting shall have one vote and on a poll every Member of record present in person or by telephone or by proxy or corporate representative shall have one vote for each share registered in his name in the register of Members.

58.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by telephone or by proxy or corporate representative, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.
59.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

60.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

61.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

62.	On a poll or on a show of hands votes may be given either personally or by proxy.
MEMBER APPROVAL
63.	(a)	Except as required by applicable law, any action by the Members at any general meeting or extraordinary meeting shall require the approval of Members having an aggregate Shareholding Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all Special Resolutions by the Members shall require the approval of Members having an aggregate Shareholding Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided however, that a Special Resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.
(b)	In the event that a resolution of the Members at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the Members and no written resolution of the Members shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Article 98(c).
PROXIES
64.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

65.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting:
(a)	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

(c)	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the Secretary or to any Director, provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

66.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

67.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

68.	Any corporation which is a Member of record of the Company may in accordance with its constitutional documents or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

69.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.
DIRECTORS
70.	The Board shall consist of five (5) persons initially (exclusive of alternate Directors), unless otherwise agreed by all of the Members. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Members whereby the number of Directors nominated by each Member shall be as nearly as practicable in proportion to such Member’s Shareholding Percentage (for which purposes a Member may aggregate the Shareholding Percentage of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Member shall have acceptable qualifications to serve on the Board, and provided further that:
(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director”); and

(b)	four (4) Directors will be nominated by FEEL (the “Ordinary Directors”), so long as FEEL or its Affiliates shall remain a Member;
provided, however, that FEEL shall always be entitled to nominated a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.

71.	The remuneration (if any) to be paid to the Directors shall be such remuneration as the Board shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

72.	The Board may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

73.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as the Directors may determine; provided, however that the remuneration shall be as the Board may determine.

74.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

75.	A shareholding qualification for Directors may be fixed by the Board in general meeting, but unless and until so fixed no qualification shall be required.

76.	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

77.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

78.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 76 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
79.	A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.
POWERS AND DUTIES OF DIRECTORS
80.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting or otherwise exercised in accordance with these Articles; provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

81.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

82.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

83.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
84.	The Board may by resolution pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
MANAGEMENT
85.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit, including without limitation, through the establishment of committees, local boards or agencies for managing any of the affairs of the Company and the appointment of persons to be members of such committees or local boards or any managers or agents as determined by the Directors. The Directors from time to time and at any time may, as they shall think fit, delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors. Any such committee, local board or agency shall be chaired by an Ordinary Director. The Board shall be responsible for fixing the remuneration of all members of any such committee, local board or agency.
MANAGING DIRECTORS

86.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

87.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
88.	Except as otherwise provided by these Articles, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance.

89.	Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters and provided further, if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

90.	The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) Ordinary Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

91.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

92.	The Chairman of the Board (the “Chairman”) shall be one of the Ordinary Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other Ordinary Directors shall chair such meeting.

93.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

94.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and the Chairman shall not have a second or casting vote.
95.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96.	The Directors may hold a meeting of the Directors by means of a telephone conference and members of the Board or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.
97.	(a)	A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.
(b)	The provisions of Articles 63-66 shall mutatis mutandis apply to the appointment of proxies by Directors.
98.	(a)	Except as otherwise provided in, or delegated in accordance with, these Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.
(b)	Notwithstanding anything in these Articles to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Article 98(a) and will not be considered a Reserved Matter subject to consent pursuant to Article 98(c).

(c)	Any of the following matters shall, in addition to the approval of the Members of the Company as set forth in Article 63, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter (each a “Reserved Matter”), provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Articles 87 or 88 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under Article 98(c)(x) if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Members shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.
(i)	any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	any material change in the scope of business of the Company or MIE;

(iv)	the creation, grant or issuance of any New Securities by the Company or any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliates) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the TPG SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares;
(v)	any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares (as defined in the TPG SPA or a redemption of any Shares held by Sino Link pursuant to the put option granted to Sino Link under the Sino Link SPA);

(vi)	change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except as set forth in the Shareholders’ Agreement.

(viii)	any repayment by MIE of any loan from a direct or indirect shareholder;

(ix)	incurrence of annual expenses by any member of the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expense, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	incurring any additional Indebtedness (other than any Indebtedness incurred under the CITIC KaWah Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the date of the completion of the Company’s initial Series A Preferred Shares financing and US$40,000,000 during the 24-month period following the date of the completion under the TPG SPA;

(xi)	entering by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	entering by any member of the MIE Group into any transaction with any Affiliate or any Member, director or officer or member of the Company or Affiliate of any Member, director or officer or member of the Company outside the ordinary course of business, except as set forth in the Shareholders’Agreement.

(xiii)	any amendment of the Memorandum or these Articles or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of the Series A Preferred

Shares;
(xiv)	any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	the creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law or (ii) which any member of the MIE Group is obliged to create under the terms of the CITIC KaWah Facility) or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the TPG SPA or the Sino Link SPA. );

(xviii)	(i) acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000;

(xx)	the determination of the final price per Ordinary Share of the Company (or the aggregate price of the number of American Depositary Receipt, Global Depositary Receipt or other similar securities representing one Ordinary Share of the Company) to be offered in connection with any Qualified IPO (the “Per Share IPO Price”) if and only if such Per Share IPO Price multiplied by the total number of Ordinary Shares which TPG would hold (on an as converted basis in accordance with these Articles) upon the Qualified IPO of the Company would be less than the sum of (i) the difference between the Subscription Price (as defined in the TPG SPA) minus the Transaction Fees (as defined in the TPG SPA) plus (ii) thirty (30) percent per annum on such amount compounded on an annual basis from the Completion Date (as defined in the TPG SPA) through the closing date of such Qualified IPO of the Company; and

(xxi)	the delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.
(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.
VACATION OF OFFICE OF DIRECTOR
99.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS
100.	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Article 70, the Members shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Member.

101.	Removal of Directors. A Director may be removed and replaced at any time by the Member(s) that has nominated such Director in accordance with the provisions of the Statute. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Member that nominated such Director shall nominate a new Director in accordance with Article 70 and the Members shall vote their Shares to cause the election to the Board of any such new Director. In the event of such a removal and/or replacement of a Director in accordance with this Article 101 and Article 102, and subject always to the terms of Article 70, the Members shall vote their Shares to cause (i) the removal from the Board of the Director so designated for removal by the appropriate Member(s) and (ii) the election to the Board of any new Director so designated for election to the Board by the appropriate Member(s).

102.	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Member(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.
PRESUMPTION OF ASSENT
103.	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
[RESERVED]
104.	[Reserved].
SEAL
105.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.
(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
106.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
107.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

108.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

109.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

110.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

111.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

112.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

113.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

114.	No dividend or distribution shall bear interest against the Company.
CAPITALISATION
115.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
116.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

117.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
AUDIT
118.	The Company may at any Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the next Annual General Meeting and may fix his or their remuneration.

119.	The Directors may before the first Annual General Meeting appoint an Auditor or Auditors of the Company who shall hold office until the first Annual General Meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

120.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.
121.	Auditors shall at the next Annual General Meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.
NOTICES
122.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.
123.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.
(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.
124.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

125.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

126.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:
(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and
No other person shall be entitled to receive notices of general meetings.
WINDING UP
127.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.
128.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.
INDEMNITY
129.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.
FINANCIAL YEAR
130.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
AMENDMENTS OF ARTICLES
131.	Subject to the Statute and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
TRANSFER BY WAY OF CONTINUATION
132.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Execution Copy
EXHIBIT C
SHAREHOLDERS AGREEMENT

Execution Copy

Dated This                      day of October 2009
By and Among
TPG Star Energy Ltd.
Sino link Limited
Far East Energy Limited
MI Energy Corporation
AND
MIE Holdings Corporation

AMENDED AND RESTATED
SHAREHOLDERS’ AGREEMENT
In Relation To
MIE HOLDINGS CORPORATION

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	RESTRICTIONS ON TRANSFERABILITY	9
3.	PREEMPTION RIGHTS	16
4.	[Intentionally Left Blank]	17
5.	COVENANTS	17
6.	BOARD OF DIRECTORS	19
7.	MEETINGS OF SHAREHOLDERS	22
8.	ANNOUNCEMENTS AND CONFIDENTIALITY	23
9.	NOTICES	24
10.	GOVERNING LAW AND PRIORITY	26
11.	TERMINATION OF AGREEMENT	26
12.	ARBITRATION	27
13.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES	28
14.	MISCELLANEOUS	29

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made on the ___day of October 2009 by and among
(1)	TPG STAR ENERGY LTD., an exempted company incorporated with limited liability in the Cayman Islands (“TPG”);

(2)	Sino Link Limited, an exempted company incorporated in Cayman Islands with limited liability (“Sino Link”, and together with TPG, each an “Investor” and together the “Investors”);

(3)	FAR EAST ENERGY LIMITED, a company incorporated in the Hong Kong Special Administration Region of the People’s Republic of China (“FEEL”);

(4)	MI ENERGY CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (“MIE”); and

(5)	MIE HOLDINGS CORPORATION, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).
(The Investors and FEEL are hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder”. The Investors, FEEL, MIE and the Company are hereinafter referred to collectively as the “Parties” and individually as a “Party”).
WHEREAS, TPG, FEEL, the Company and MIE are parties to the Series A Preferred Shares Subscription and Put Option Agreement dated June 19, 2009 (the “TPG SPA”), pursuant to which TPG subscribed for 2,145,749 Series A Preferred Shares;
WHEREAS, Standard Bank Plc, a financial institution incorporated in England (“Standard Bank”), and the Parties (other than Sino Link) entered into a shareholders’ agreement dated July 9, 2009 (the “Original Shareholders’ Agreement”) in relation to the Company;
WHEREAS, Standard Bank, FEEL and others entered into an agreement dated October ___, 2009 pursuant to which, among other things, Standard Bank would transfer 197,049 Ordinary Shares to FEEL and cease to be a shareholder of the Company;
WHEREAS, Sino Link, FEEL, Zhang Ruilin (“Zhang”), Zhao Jiangwei (“Zhao”) and Shang Zhiguo (“Shang” and collectively with Zhang and Zhao, the “FEEL Shareholders”) entered into the Shares Purchase Agreement dated October ___, 2009 (the “Sino Link SPA”) pursuant to which Sino Link purchased 363,373 Series A Preferred Shares on the terms and subject to the conditions contained in the Sino Link SPA;
WHEREAS, the respective obligations of the parties under the Sino Link SPA to be performed at the Completion (as defined in the Sino Link SPA) are conditioned upon the execution and delivery of this Agreement by the Parties; and
WHEREAS, the Parties are desirous of entering into this Agreement to (i) reflect Standard Bank’s departure, (ii) terminate, supercede and replace the Original Shareholders’ Agreement in its entirety by this Agreement, and (iii) regulate the relationship of the Shareholders inter se and with the Company.

NOW THEREFORE, upon the terms and subject to the conditions stated herein, the Parties agree as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, the following words have the following respective meanings:

“Adjourned Meeting”	has the meaning given such term in Clause 6.10.

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including, without limitation, any general partner, officer, director, member, manager or employee of such Person and any investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person; provided, that (i) with respect to TPG, Affiliate shall include any other person that controls, is controlled by, or is under common control with TPG Star, L.P. and/or its Affiliates, (ii) with respect to Sino Link, Affiliate shall only include any other person that directly controls and holds a majority interest in Sino Link, and (iii) with respect to FEEL, Affiliate shall include Zhang Ruilin and Zhao Jiangwei and each of their respective Affiliates.

“Agreement”	has the meaning given such term in the Preamble.

“Annual General Meeting”	has the meaning given such term in Clause 7.1.

“Board”	means the board of directors for the time being of the Company or the Directors present or deemed present at a duly convened meeting of the Directors at which a quorum is present.

“Business Day”	means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Hong Kong SAR or the People’s Republic of China.

“Chairman”	has the meaning given such term in Clause 6.8.

“CITIC KaWah Facility”	means the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower, CITIC Ka Wah Bank Limited as facility agent and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders.

“Companies Law”	means the Companies Law (2007 Revision) of the Cayman Islands,

as amended, and every statutory modification or reenactment thereof for the time being in force.

“Company”	has the meaning given such term in the Preamble.

“Company Employee Share Option Scheme”	has the meaning given such term in Clause 5.3.

“Competing Business”	means, in respect of any Person, any business engaged by such Person that competes, directly or indirectly, with the Company or any of its Subsidiaries.

“control”	means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person (whether through ownership interest, by contract or otherwise); provided, however, that, in any event, any Person that owns directly or indirectly more than fifty percent (50%) of the ordinary voting interests in such other Person shall be deemed to control such other Person.

“Cut-Off Date”	has the meaning given such term in Clause 2.2(b).

“Debt Settlement Transactions”	has the meaning given such term in the TPG SPA.

“Director”	means an appointed director of the Company, including, where applicable, an alternate director.

“Effective Date”	has the meaning given such term in the Amendment.

“Electing Offeree”	has the meaning given such term in Clause 2.2(b).

“Encumbrance”	means any deed to secure debt, assignment, security right, pledge, lien, charge, option, encumbrance and claim or right of any kind of third Persons, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future, and in relation to shares in the issued shares capital of a company, any right to appoint a proxy, exercisable by any party other than the holder of such shares.

“Extended Cut-Off Date”	has the meaning given such term in Clause 2.2(c).

“Extended Preemption Cut-Off Date”	has the meaning given such term in Clause 3.2(b).

“FEEL”	has the meaning given such term in the Preamble.

“FEEL Directors”	has the meaning given such term in Clause 6.2(b).

“FEEL Shareholders”	has the meaning given such term in the Recitals.

“General Meeting”	means any general meeting of the Shareholders.

“HKIAC”	has the meaning given such term in Clause 12.2.

“Indebtedness”	means all (i) funded indebtedness of the Company and its Subsidiaries, including, (A) all funded obligations for borrowed money, (B) funded obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (C) otherwise as an account party in respect of or arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (ii) the aggregate amount required to be capitalized under leases under which the Company or any of its Subsidiaries is the lessee, (iii) obligations of the Company or any of its Subsidiaries for deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), and (iv) all accrued and unpaid interest on any of the foregoing.

“Investor” or “Investors”	have the meanings given such terms in the Preamble.

“JMC Budget”	means an annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation.

“Joint Management Committee”	has the meaning given such term in the Production Sharing Contracts.

“Management Accounts”	means the unaudited management accounts of the Company and of each of the Company’s Subsidiaries, in the agreed form.

“Material Subsidiary”	means MIE and any other member of the MIE Group having more than 10% of the assets of the MIE Group as shown in the latest financial statements of that entity.

“MIE”	has the meaning given such term in the Preamble.

“MIE Group”	means the Company, its Subsidiaries and other entities controlled directly or indirectly by the Company.

“MIE Loan”	has the meaning given such term in the TPG SPA.

“Minimum Shareholding Percentage”	means a Shareholding Percentage of not less than five percent (5%).

“New Securities”	means Shares or rights, option, warrants or other securities convertible into or exercisable or exchangeable for Shares after the date of this Agreement, other than Shares issued or issuable:

(a) pursuant to the Company Employee Share Option Scheme in accordance with Clause 5.3;

(b) upon conversion of the Series A Preferred Shares;

(c) as a dividend or other distribution on the Series A Preferred Shares;

(d) pursuant to a Qualified IPO; and

(e) in connection with any stock split or stock dividend.

“Non-Competing Person”	means any Person that is not engaged, directly or indirectly, in a Competing Business, it being understood that TPG and Sino Link are Non-Competing Persons.

“Non-Offering Shareholders”	has the meaning given such term in Clause 2.2(a).

“Notices”	has the meaning given such term in Clause 9.

“OFAC”	has the meaning given such term in Clause 13.5.

“Offered Shares”	has the meaning given such term in Clause 2.2(a).

“Offering Shareholder”	has the meaning given such term in Clause 2.2(a).

“Ordinary Shares”	means the ordinary shares, US$0.01 par value each, of the Company.

“Participant”	has the meaning given such term in Clause 2.3(b).

“Party” or “Parties”	have the meanings given such terms in the Preamble.

“Person”	means any natural person, individual, partnership, joint venture, company, corporation, trust, estate, juridical entity, firm, association, statutory body, unincorporated organization, or governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Pre-Approved Affiliate Transaction”	has the meaning given such term in the TPG SPA.

“Preemption Cut-Off Date”	has the meaning given such term in Clause 3.2(a).

“Production Sharing Contracts”	has the meaning given such term in the TPG SPA.

“Proposed Transfer”	means any Transfer of any Shares proposed by any Shareholder.

“Prospective Transferee”	means any Person to whom a Shareholder proposes to make a Proposed Transfer, including a Proposed Transfer by FEEL pursuant to Clause 2.3.

“Qualified IPO”	means an underwritten public offering by the Company of its Shares on a Recognised Stock Exchange pursuant to a prospectus or offering circular under applicable securities laws resulting in the shares of the Company becoming freely tradable.

“Recognised Stock Exchange”	means NASDAQ, the New York Stock Exchange, the Toronto Stock Exchange, the Australian Securities Exchange, the Euronext Paris, the Tokyo Stock Exchange, the Deutsche Borse, or the main board of any of the Stock Exchange of Hong Kong Limited, the Singapore Stock Exchange or the London Stock Exchange, or any other stock exchange of equal standing reasonably agreed by TPG.

“Remaining New Securities”	has the meaning given such term in Clause 3.2(c).

“Required Shareholding Ownership Expiration Date”	has the meaning given such term in Clause 13.3.

“Reserved Matter”	means any of the matters affecting the MIE Group set forth in Schedule 1.

“Restated Articles”	means the Third Amended and Restated Memorandum and Articles of the Company, as set out in Exhibit B to the Sino Link SPA (as may be amended from time to time).

“Scheduled Completion Date”	has the meaning given such term in Clause 2.2(e).

“Series A Preferred Shareholder”	means each holder of the Series A Preferred Shares.

“Series A Preferred Shares”	means the Series A Preferred Shares, US$0.01 par value each, in the Company having the rights attached thereto as set out in the Restated Articles.

“Shareholders”	means FEEL, TPG and Sino Link, and each Person to whom the rights of a Shareholder are assigned pursuant to Clause 14.1, each Person who hereafter becomes a signatory to this Agreement pursuant to Clause 2.6 and any one of them, as the context may require.

“Shareholding Effective Date”	has the meaning given such term in Clause 2.1.

“Shareholding	means, with respect to any Shareholder, the ratio (expressed as a percentage) of the number of Shares held by such Shareholder to

Percentage”	the aggregate number of all the issued Shares. For the purposes of determining the number of Shares held by the Shareholders, all Series A Preferred Shares shall be deemed to have been converted into Ordinary Shares at the then-applicable conversion ratio.

“Shares”	means the Ordinary Shares and Series A Preferred Shares, and any other shares of the Company, whether fully or partly paid.

“Sino Link”	has the meaning given such term in the Preamble.

“Sino Link SPA”	has the meaning given such term in the Recitals.

“Subsidiary”	means, with respect to any Person:

(a)   any company or corporation more than fifty percent (50%) of whose shares of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such company or corporation (irrespectively of whether or not at the time shares of any class or classes of such company or corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and

(b)   any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Tag-Along Notice”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer”	has the meaning given such term in Clause 2.3(a).

“Tag-Along Offer Purchase Price”	means the higher of (x) the weighted average price per Share of the aggregate Shares (i) to be Transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3 and (ii) Transferred by the Tag-Along Seller and its Affiliates during the 12-month period prior to the date of the Tag-Along Notice and (y) the price per Share of the Shares to be transferred by the Tag-Along Seller to the Prospective Transferee pursuant to Clause 2.3.

“Tag-Along Seller”	has the meaning given such term in Clause 2.3(a).

“TPG”	has the meaning given such term in the Preamble.

“TPG Director”	has the meaning given such term in Clause 6.2(a).

“TPG SPA”	has the meaning given such term in the Recitals.

“Trade Sale”	means a sale of all of the Shares.

“Transfer”	means the direct or indirect sale (including by merger or sale of equity of a Person or an Affiliate of a Person having shares), offer to sell, pledge, mortgage, encumbrance, gift, assignment, transfer or disposition of Shares, or any rights or interest therein or afforded thereby, or entering into any contract or agreement to do any of the foregoing, voluntarily or involuntarily.

“Transfer Notice”	has the meaning given such term in Clause 2.2(a).

“Transaction Agreements”	has the meaning given such term in the TPG SPA.

“UNCITRAL Rules”	has the meaning given such term in Clause 12.2(a).

“US$”	means the lawful currency of the United States of America.

“Voting Percentage”	means, with respect to any Shareholder at any particular time, the ratio (expressed as a percentage) of the number of votes which may be cast at that time at a meeting of the shareholder of the Company in relation to Shares owned, directly or indirectly, by such Shareholder and its Affiliates to the aggregate number of all the votes which may be cast at that time at any such meeting of the shareholders in relation to all issued Shares.
1.2	Principles of Construction.
(a)	Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, all the Parties.

(b)	The words “hereof,” “herein” and “ hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)	The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(d)	Unless the context clearly requires otherwise, “or” is not exclusive.

(e)	All references herein to a Party’s “knowledge” shall mean, with respect to the matter in question, if such Party (or any of the executive officers of such Party) has, or would reasonably be expected to have, after conducting a reasonable investigation, actual knowledge of the matter.

(f)	Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement.

(g)	References to the Preamble, Recitals, Clauses and Schedules are to the preamble, recitals and clauses of and schedules to this Agreement.

(h)	The headings are for convenience only and shall not affect the interpretation hereof.

(i)	Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(j)	This Agreement is the result of negotiations between, and has been reviewed by, the respective Parties. Accordingly, this Agreement shall be deemed to be the product of all Parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the Shareholders, MIE or the Company, as the case may be, thereto solely as a result of such Party’s actual or alleged role in the drafting of any such agreement.

(k)	Any reference in this Agreement to a Transaction Agreement shall include any schedules and exhibits attached to it and shall include that Transaction Agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements that Transaction Agreement.

(l)	This Agreement may be translated into one or more languages other than English. In the event of any inconsistency or contradiction between the texts, this English text shall prevail.
2.	RESTRICTIONS ON TRANSFERABILITY

2.1	Transfer Restrictions.
(a)	Prior to the date falling one (1) year after the date on which a Shareholder becomes a Shareholder of the Company (“Shareholding Effective Date”), no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided, however, that:
(i)	TPG and its Affiliates may Transfer Shares to one (1) or more limited partners of TPG Star, L.P. or its Affiliates for a minimum of US$10,000,000 per Person, so long as, after giving effect to all such Transfers, TPG and its Affiliates hold Shares having a Shareholding Percentage of at least six percent (6%);

(ii)	any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 of the TPG SPA and Clause 4 of the Sino Link SPA shall be permitted.
(b)	On and after the date falling one (1) year after the Shareholding Effective Date, no Shareholder or any Affiliate of such Shareholder shall Transfer any of its Shares; provided, however, that:

(i)	subject to Clause 13.3, any Transfer effected by any Shareholder in accordance with Clauses 2.2, 2.3 or 2.7 of this Agreement, Clause 7 or 8.2 of the TPG SPA or Clause 4 of the Sino Link SPA shall be permitted.
(c)	At any time but subject to Clause 13.3, FEEL may Transfer Shares having an aggregate Shareholding Percentage of up to five percent (5%) to persons who are bona fide directors, officers or employees of the Company or MIE as of the date hereof, but any such Transfer of Shares to any one director, officer or employee shall not result in any one such transferee holding an aggregate Shareholding Percentage exceeding two percent (2%).
2.2	Right of First Refusal.
(a)	Except for a Transfer in accordance with Clause 2.1(a), 2.1(b), 2.1(c), 2.3 or 2.7 of this Agreement, Clause 7 or 8.2 of the TPG SPA or Clause 4 of the Sino Link SPA if at any time, any Shareholder (an “Offering Shareholder”) desires to Transfer (upon the terms and conditions under this Agreement) all or part of its Shares (the “Offered Shares”) to a Prospective Transferee, the other Shareholders (the “Non-Offering Shareholders”) shall have the right of first refusal to purchase the Offered Shares upon the terms and subject to the conditions hereinafter provided. Prior to any Proposed Transfer of Offered Shares, the Offering Shareholder shall deliver to each Non-Offering Shareholder (with a copy to the Company) a written irrevocable bona fide offer to sell the Offered Shares to the Non-Offering Shareholders stating the number of Shares to be sold, the price and terms thereof (which shall not include any warranties or indemnities (other than capacity and authority) from the transferee) and the identity of the Prospective Transferee (a “Transfer Notice”).

(b)	Each Non-Offering Shareholder shall have a period of thirty (30) days after receipt of a Transfer Notice within which to elect to purchase its pro rata share (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of all Non-Offering Shareholders) of any or all such Offered Shares on the terms offered to the Prospective Transferee in the Transfer Notice, which election shall be made by an irrevocable written notice delivered by each electing Non-Offering Shareholder to the Offering Shareholder (with a copy to the Company and each of the other Non-Offering Shareholders). The last day of such 30-day period is hereinafter referred to as the “Cut-Off Date”. Any new terms, conditions or price offered by the Offering Shareholder to any Non-Offering Shareholder during such 30-day period shall be offered to each Non-Offering Shareholder and shall be set forth in a new Transfer Notice to each such Non-Offering Shareholder, which new Transfer Notice shall trigger a new 30-day period as provided above. Any election to purchase the Offered Shares must be in accordance with the terms of the Transfer Notice then in effect, and otherwise must be unconditional (except that such purchase may be subject to the prior receipt of statutory or regulatory approvals necessary to complete such purchase). Non-Offering Shareholders who elect to purchase the Offered Shares pursuant to this Clause

2.2(b) are hereinafter referred to individually as an “Electing Offeree” and collectively as the “Electing Offerees”.
(c)	If some, but not all, of the Non-Offering Shareholders do not elect to purchase their pro rata share of the Offered Shares by the Cut-Off Date, each of the Electing Offerees shall have the right, exercisable for a period of fifteen (15) days after the Cut-Off Date (the last day of which shall be the “Extended Cut-Off Date”), to purchase all or any portion of the Offered Shares not purchased by the Electing Offerees pursuant to Clause 2.2(b) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other Electing Offerees).

(d)	The consideration for such Offered Shares shall be paid in full in cash, or in such other form as may be agreed between the Offering Shareholder and the Electing Offerees.

(e)	The completion of each such purchase shall take place on the thirtieth (30th) day after the Cut-Off Date or Extended Cut-Off Date (as the case may be), or if such day is not a Business Day, then on the next such Business Day (the “Scheduled Completion Date”). The Scheduled Completion Date may be amended upon the mutual agreement of the Offering Shareholder and the Electing Offerees, and in any case shall be extended to the extent necessary in order to comply with applicable laws and regulations (including obtaining any necessary governmental approvals for the Transfer of such Offered Shares). On or before the relevant Scheduled Completion Date, the Offering Shareholder shall surrender the certificate or certificates representing the Offered Shares to be purchased on such Scheduled Completion Date (or, if such Offering Shareholder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Electing Offerees, against payment in full of the consideration for such Offered Shares in accordance with the provisions in this Clause 2.2.

(f)	Upon any election of the right to purchase such Offered Shares by an Electing Offeree, the Offering Shareholder and such Electing Offeree shall use their reasonable best efforts to secure any approvals required in connection therewith.

(g)	Notwithstanding the foregoing, if the Non-Offering Shareholders have not exercised their right to purchase all the Offered Shares by the end of the Cut-Off Date or the collective Electing Offerees have not offered to purchase all of the Offered Shares by the end of the Extended Cut-Off Date, then the Non-Offering Shareholders shall be deemed to have forfeited any right to purchase such Offered Shares, and the Offering Shareholder shall be free to sell all, but not less than all, of the Offered Shares to the Prospective Transferee substantially on the terms and conditions set forth in the Proposed Transfer Notice not later than the sixtieth (60th) day after the Cut-Off Date or the Extended Cut-Off Date, as the case may be.

(h)	If the Electing Offeree(s) fail(s) to complete the purchase of all of the Offered Shares on the Scheduled Completion Date in accordance with the terms of this Agreement and the applicable Transfer Notice and such failure is not remedied within seven (7) days of the Scheduled Completion Date, then the Offering Shareholder may sell all (but not less than all) of the Offered Shares to the Prospective Transferee not later than the sixtieth (60th) day after the Scheduled Completion Date. If the necessary governmental approvals to an Electing Offeree’s purchase of any Offered Shares are not obtained within a reasonable period of time after the end of the 60-day period following the Cut-Off Date or the Extended Cut-Off Date, as the case may be, such Offered Shares must be re-offered to the Non-Offering Shareholders (other than the Electing Offeree) as Offered Shares under this Clause 2.2.

(i)	Any sale to a Prospective Transferee pursuant to either Clause 2.2(g) or Clause 2.2(h) shall be on terms and conditions (including, without limitation, the price per Share) no more favourable to such Prospective Transferee than those set forth in the applicable Transfer Notice received by the Non-Offering Shareholders, and the Offering Shareholder must sell all of the Offered Shares and not some only. Concurrently with any such sale to a Prospective Transferee who is not then a party to this Agreement and, as a condition precedent for such Transfer, such Prospective Transferee shall comply with the provisions of Clause 2.6.

(j)	If all of the Offered Shares are not sold to any Person within the 60-day period specified in Clause 2.2(g) or Clause 2.2(h), then the rights of the other Shareholders under this Clause 2.2 shall be fully restored and reinstated as if such offer had never been made and the Offering Shareholder must again follow the procedures set forth in this Clause 2.2 prior to the sale of any of its Shares to any Person, except for Transfers otherwise permitted by this Agreement.
2.3	Tag-Along Rights.
(a)	Except for a Transfer pursuant to Clause 2.1(a), 2.1(b), 2.1(c), or 2.7 of this Agreement, Clause 7 or 8.2 of the TPG SPA, or Clause 4 of the Sino Link SPA, and subject always to Clause 2.2, if at any time FEEL (“Tag-Along Seller”) proposes to Transfer Shares to a Prospective Transferee that, when aggregated with all other Shares Transferred by such Tag-Along Seller and its Affiliates, would result in such Tag-Along Seller owning less than fifty percent (50%) of the then total issued and outstanding Shares, such Tag Along Seller shall promptly give written notice to the Company (“Tag-Along Notice”) and each of the other Shareholders at least forty-five (45) days prior to the completion of such Transfer and shall cause the Prospective Transferee to make an offer for all of the Shares of such other Shareholders on the same terms and conditions of the Proposed Transfer (provided that the Investors shall only provide customary representations of title and capacity excluding any representations or warranties with respect to the business, assets or liabilities or financial condition of the Company) (the “Tag-Along Offer”), except that the price per Share pursuant to the Tag-Along Offer shall be the Tag-Along Offer Purchase Price. The Tag-Along Notice shall describe in reasonable detail the Proposed

Transfer including, without limitation, the class and number of Shares to be sold, the price and terms thereof and the identity of the Prospective Transferee and attach a copy of the Tag-Along Offer. Any subsequent Transfers of Shares by persons other than the Investors shall be subject to the same tag-along right under this Clause 2.3.
(b)	Each non-Transferring Shareholder shall have a period of twenty (20) days after receipt of a Tag-Along Notice within which to accept the Tag-Along Offer, which acceptance shall be made by an irrevocable written notice delivered by each electing non-Transferring Shareholder (each, a “Participant”) to the Tag-Along Seller and the Prospective Transferee (with a copy to the Company and each of the other non-Transferring Shareholders). No holders of Series A Preferred Shares shall be entitled to sell Series A Preferred Shares pursuant to this Clause 2.3, but shall be permitted to convert or exercise its applicable portion of Series A Preferred Shares for Ordinary Shares concurrently with, and subject to, the consummation of the Proposed Transfer, in which case each of the other Shareholders shall take all such steps necessary to be taken by each of them respectively in order to give effect to such conversion or exercise.

(c)	Each Participant shall effect its participation in the Transfer by delivering to the Tag-Along Seller (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for such Transfer as set forth in the Tag-Along Notice, one (1) or more share transfer certificate(s) duly executed by the Participant, together with any share certificates, representing the Shares which such Participant is entitled to Transfer in accordance with Clause 2.3(b). Such certificate or certificates or other instruments, as applicable, shall be delivered by the Tag-Along Seller to the Proposed Transferee on the date scheduled for such Transfer in consummation of the Transfer pursuant to the terms and conditions specified in the Transfer Notice and such Proposed Transferee shall remit to each such Participant the portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. The completion of the Transfer by the Tag-Along Seller and the Transfer by each Participant shall occur simultaneously. The Tag-Along Seller and the Participants shall be responsible for their respective pro rata portions of the aggregate transaction costs and expenses incurred by the Tag-Along Seller and the Participants in connection with such Transfers and the Tag-Along Seller and the Participants shall reimburse the other to the extent required to give effect to such expense allocation. For purposes of this Clause 2.3(c), “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Shares to be Transferred by such Participant pursuant to this Clause 2.3 and the denominator of which is the total number of Shares to be Transferred pursuant to this Clause 2.3.

(d)	The non-exercise of the rights of any of the non-Transferring Shareholders to participate in one (1) or more Transfers of Shares under this Clause 2.3 shall not adversely affect its right to participate in subsequent Transfers of Shares subject to this Clause 2.3.

(e)	The Tag-Along Seller shall not be permitted to Transfer Shares in circumstances where Clause 2.3 is applicable unless the sale of Shares by Participants exercising their rights under this Clause 2.3 is effected simultaneously, and any attempted Transfer by the Tag-Along Seller in violation hereof shall be null and void.
(e)	Notwithstanding anything contained in this Clause 2.3 to the contrary, there shall be no liability on the part of the Tag-Along Seller to any other Shareholder in the event no Shares are sold (by any of the Tag-Along Seller or any Participant) to the Proposed Transferee even if the provisions of this Clause 2.3 have been triggered.
2.4	Restrictive Legend.

Each certificate representing the Shares or any other securities issued in respect of the Shares upon any stock splits, stock dividend, recapitalisation, merger or similar event, shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):

THE SHARES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT DATED AS OF [•] 2009, AMONG THE HOLDER OF THIS CERTIFICATE, CERTAIN OTHER SHAREHOLDERS OF THE COMPANY, MI ENERGY CORPORATION, AND THE COMPANY.

2.5	Authorisation; Effect of Failure to Comply.
(a)	The Shareholders shall cause the Company to take any and all steps for and on behalf of a transferring Shareholder to give effect to the Transfer of Shares pursuant to this Clause 2.

(b)	Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each Party acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties for which monetary damages alone could not adequately compensate. Therefore, the Parties unconditionally and irrevocably agree that any non-breaching Party shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers of Shares not made in strict compliance with this Agreement).

(c)	If any Shareholder becomes obligated to sell any Offered Shares to any Exercising Offeree under this Agreement and fails to deliver a share transfer certificate duly executed by the Shareholder, together with any share certificates, representing such purchased Offered Shares and Transfer the Offered Shares in accordance with the terms of this Agreement, such Exercising Offeree may, at its option, in addition to all other remedies it may have, send to such Shareholder the purchase price for such Offered Shares as is herein specified and request the Company to redeem and cancel on its books the relevant Shares to be sold and issue the relevant Shares to such Exercising Offeree.
2.6	Adherence on Transfer or Issue.
(a)	Any Transfer of Shares (other than a Transfer of Shares pursuant to Clause 2.1(c)) shall require the prior adherence by the transferee to the terms of this Agreement. The transferee to whom a Shareholder is to Transfer Shares shall execute and deliver to each other Shareholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof in the same manner as the transferring Shareholder and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as the transferring Shareholder.

(b)	Any issue of Shares by the Company to a Person who is not already a Party and a Shareholder shall require the prior adherence by such Person to the terms of this Agreement. Such Person shall execute and deliver to each Shareholder and the Company as agreement of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder and be entitled to the same rights to the same extent and in the same manner as a Shareholder.
2.7	Exempt Transfers.
(a)	Notwithstanding anything to the contrary herein, the foregoing provisions of this Clause 2 shall not apply to a Transfer by a Shareholder of all or part of its Shares to an Affiliate provided, however, that any such Transfer shall be in accordance with each of the following terms:
(1)	such Shareholder shall provide written notice of such Transfer to each other Shareholder;

(2)	the transferee to whom the Shareholder is to Transfer the Shares is a Non-Competing Person and shall execute and deliver to each other Shareholder and the Company a deed of adherence to this Agreement, in form and substance reasonably satisfactory to the Company, indicating such transferee’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement as a Party and a Shareholder hereunder in the same manner as the transferring Shareholder and be entitled to the same rights to the same extent and in the same manner as the transferring Shareholder;

(3)	such Shareholder shall remain bound by its obligations under this Agreement; and

(4)	if any such transferee Affiliate shall cease to be an Affiliate of such Shareholder, any Shares held by such transferee shall be promptly retransferred to such Shareholder or transferred to another of such Shareholder’s Affiliates.
(b)	Notwithstanding anything to the contrary herein, the provisions of this Clause 2 shall not apply to (i) the sale of Shares pursuant to a Qualified IPO or any Transfer after a Qualified IPO; and (ii) the creation of Encumbrances over the Shares pursuant to the CITIC KaWah Facility.
3.	PREEMPTION RIGHTS

3.1	Preemption Rights. The Company hereby grants to each Shareholder the right to purchase a pro rata portion (based on its Shareholding Percentage) of New Securities that the Company may, from time to time propose to sell and issue.

3.2	Preemption Rights Procedure. The preemption rights granted under this Clause 3 shall be subject to the following provisions:
(a)	In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have thirty (30) days after receipt of such notice (the “Preemption Cut-Off Date”) to agree to purchase up to its pro rata portion (based on its Shareholding Percentage) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Shareholder fails to exercise the right to purchase its full pro rata portion (based on its Shareholding Percentage) of the New Securities, each of the other participating Shareholders may exercise an additional right to purchase, on a pro rata basis (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the participating Shareholders), the New Securities not previously purchased.

(b)	If some (but not all) of the Shareholders do not elect to purchase their pro rata portion of such New Securities by the Preemption Cut-Off Date, each of the participating Shareholders shall have the right, exercisable for a period of fifteen (15) days after the Preemption Cut-Off Date (the last day of which shall be the “Extended Preemption Cut-Off Date”), to purchase all or any portion of the New Securities not purchased by the participating Shareholders pursuant to Clause 3.2(a) pro rata (based on the proportion its Shareholding Percentage bears to the aggregate Shareholding Percentage of the other participating Shareholders).

(c)	If none of the Shareholders have exercised their right to purchase the New Securities by the end of the Preemption Cut-Off Date or the collective participating Shareholders have not offered to purchase all of the New Securities by the end of the Extended Preemption Cut-Off Date (such unpurchased New Securities, the “Remaining New Securities”), then the Company may sell all (but not less than all) of the Remaining New Securities to a third Person.

(d)	Regardless of whether the Shareholders exercise their preemption rights granted under this Clause 3 by the Preemption Cut-Off Date or the Extended Preemption Cut-Off Date (as the case may be), the Company shall have sixty (60) days after the Extended Preemption Cut-Off Date to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) the New Securities at a price and upon terms no more favourable to the purchasers thereof than specified in the Company’s notice to the Shareholders, provided that such purchaser(s) shall execute and deliver to each other Shareholder and the Company an instrument of ratification and accession to this Agreement, in form and substance satisfactory to the Shareholders, indicating such purchaser’s agreement to be bound by the terms hereof and shall thereby become bound by the terms and conditions of this Agreement. In the event the Company has not sold the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of such agreement) the Company shall not thereunder issue or sell any New Securities without first offering such New Securities to the Shareholders in the manner provided above. The completion of the sale of New Securities to the participating Shareholders and other purchasers shall occur simultaneously.

(e)	The preemption rights granted under this Clause 3 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.
4.	[Intentionally left blank.]

5.	COVENANTS

5.1	Information Rights. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage, provided, however, that so long as Sino Link holds Shares of the Company, the Company shall also furnish to Sino Link and its Affiliates:
(a)	monthly Management Accounts (where available) and quarterly operations reports within thirty (30) days of the end of each quarterly period, each prepared in a manner consistent with the manner in which such accounts and reports were prepared prior to the date thereof;

(b)	annual audited financial reports (including the notes, reports, statements and other documents which are required by law or applicable accounting standards to be, or are otherwise, annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any revisions and/or supplements to the same, within one hundred and twenty (120) days of the end of each financial year, prepared in a manner consistent with the manner in which such reports were prepared prior to the date thereof;

(c)	annual budgets (including the notes, reports, statements and other documents which are annexed to the same) of the Company and of each of the Company’s Subsidiaries, and any updates, revisions and/or supplements to the same, within thirty (30) days after finalization of the annual budget prepared in the ordinary course of business and in a manner consistent with the manner in which the JMC Budgets were prepared prior to the date thereof; and
(d)	any other information required to be furnished to shareholders of an exempted company under the laws of the Cayman Islands.
5.2.	Access to Company Records. The Company shall furnish to each Shareholder having, when aggregated with the Shareholding Percentages of its Affiliates, a Minimum Shareholding Percentage with reasonable visitation and inspection rights to any of the properties of the Company and its Subsidiaries, including the books of account, and the right to discuss the Company’s and its Subsidiaries’ business affairs, finances and accounts with the Company’s and its Subsidiaries’ officers or directors, at such times as such Shareholder may reasonably request.

5.3	Employee Share Option Scheme. The Company shall adopt an employee incentive scheme pursuant to which the Company may issue Shares or options for Shares constituting up to 5% of the share capital of the Company as of the date hereof pursuant to a plan approved by the Board (“Company Employee Share Option Scheme”), provided that such issuance of Shares or options for Shares shall not result in any one person receiving such Shares holding an aggregate Shareholding Percentage exceeding 2%.

5.4	Offshore Payments. The Company and MIE shall ensure that all revenues relating to the Daan Production Sharing Contract is paid in US$ into a bank account established outside of the PRC (an “Offshore Bank Account”) in the name of MIE, but only to the extent required by the CITIC KaWah Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of MIE’s business. Subject to the required approvals being obtained, which approvals the Company and MIE shall use their commercially reasonable endeavours to obtain as soon as reasonably practicable in accordance with the CITIC KaWah Facility, the Company and MIE shall further ensure that all revenues relating to all other Production Sharing Contracts to which any member of the MIE Group is or may in the future be a party is paid in US$ into an Offshore Bank Account in the name of the relevant member of MIE Group, but only to the extent required by the CITIC KaWah Facility or to the extent that such remittance to an Offshore Bank Account is commercially reasonable for the operation of the relevant member of MIE Group.

5.5	General Covenants. Each of the Company and MIE shall use their commercially reasonable endeavours to carry out the following matters within six (6) months of the date of the completion under the TPG SPA:
(a)	following completion of the amendment to the MIE Business License pursuant to (a)(i) above, apply to Beijing SAFE to change the description of business scope and operation term recorded on MIE’s foreign exchange registration certificate to be consistent with the MIE Business License;

(b)	register in the PRC trademarks and other intellectual property rights of MIE;

(c)	enter into appropriate employment contracts with all senior employees of MIE to the standard required to satisfy requirements for a listing on a Recognised Stock Exchange;
(d)	cause the FEEL Shareholders to file the details of the Debt Settlement Transactions and the related capital change in MIE Group with, and to the extent practicable or permissible, obtain all necessary registrations related thereto from, Jilin SAFE; and

(e)	adopt and establish internal and management controls of the Company and MIE to the standard required to satisfy requirements for a Qualified IPO.
5.6	Termination of Rights. The rights granted under Clauses 5.1 and 5.2 shall expire immediately upon the occurrence of a Qualified IPO or a Trade Sale.

6.	BOARD OF DIRECTORS

6.1	Number of Directors. The number of Directors holding office at any one time shall be five (5), unless otherwise agreed by all of the Shareholders.

6.2	Board Composition. So long as the Company is not listed on any stock exchange, the Board shall be comprised of members nominated by the Shareholders whereby the number of nominated Directors by each Shareholder shall be as nearly as practicable in proportion to such Shareholder’s Shareholding Percentage (for which purposes a Shareholder may aggregate the Shareholding Percentages of some or all of its Affiliates provided those Affiliates do not also exercise their nomination rights) provided that any Director nominated by a Shareholder shall have acceptable qualifications to serve on the Board, and provided further that:
(a)	so long as TPG and its Affiliates shall have an aggregate Shareholding Percentage of at least five percent (5%), at least one (1) Director will be nominated by TPG (the “TPG Director”); and

(b)	Four (4) Directors will be nominated by FEEL (the “FEEL Directors”), so long as FEEL or its Affiliates shall remain a Shareholder;
provided, however, that FEEL shall always be entitled to nominate a majority of the Directors so long as FEEL and its Affiliates holds a majority of the Shareholding Percentage of the Company.

6.3	Appointment of Directors. In the event of the appointment of a Director nominated in accordance with Clause 6.2, the Shareholders shall vote their Shares to cause the appointment to the Board of the Director so designated for appointment by the appropriate Shareholder.

6.4	Removal of Directors. A Director may be removed and replaced at any time by the Shareholder that has nominated such Director in accordance with the provisions of the Companies Law. If a Director becomes disqualified under applicable law, his position of Director shall be vacated and the Shareholder that nominated such Director shall nominate a new Director in accordance with Clause 6.2 and the Shareholders shall vote their Shares to cause the election to the Board of any such new Director.

6.5	Method of Nomination and Removal. Nominations and removals of Directors shall be by written memorandum signed by the relevant Shareholder(s) and shall be effective from the time stated in the memorandum or, if no time is stated, from the time when the memorandum is lodged at the Company’s registered office.

6.6	Alternate Directors. A Director may at any time appoint another Person (including another Director) to be his alternate and attend and vote at any meeting of the Board at which the appointing Director is absent. Any such appointment shall be in writing (by letter or facsimile) and shall be in effect until terminated by the appointing Director, whether in such writing or a subsequent writing or until the Director ceases to be a director whichever is earlier.

6.7	Obligations Toward Directors. The Company shall:
(a)	enter into a customary indemnification agreement with each of its Directors and officers;

(b)	obtain directors and officers liability insurance in an amount and on terms approved by the Board and by TPG; and

(c)	reimburse the Directors for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Directors in connection with attending meetings of the Board.
6.8	Chairman. The Chairman of the Board (the “Chairman”) shall be one of the FEEL Directors. The Chairman shall chair all meetings of the Board; provided, however, that if the Chairman is absent from any such meeting, one of the other FEEL Directors shall chair such meeting.

6.9	Frequency of meetings; Notice. Except as otherwise provided in this Agreement, the Board shall hold a regular meeting at least once each calendar quarter at a location the Board shall determine. The date, time and location of any such regular meeting shall be established by the Board and notified to each Director in writing at least fourteen (14) days in advance. Special meetings of the Board shall be held upon the request of the Chairman or any Director upon at least five (5) Business Days’ written notice (containing the agenda, date, time and place of the meeting) to the Directors and shall be held at such time and place designated in such notice, provided, however, that if any Reserved Matter is to be voted on in any meeting of the Board, the notice for such meeting shall specify such Reserved Matter separately from other matters.

6.10	Quorum. The quorum for any meeting of the Board shall be a majority of the Directors, consisting of at least two (2) FEEL Directors and, if any, the TPG Director, each Director present personally or by his alternate. If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the Directors (the “Adjourned Meeting”). If at the Adjourned Meeting no quorum is present within half an hour from the time appointed for the meeting, any two (2) Directors present at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.

6.11	Conference Meetings. Meetings of the Directors held by means of a telephone conference which enables all persons participating in the meeting to hear each other at the same time and to communicate with each other shall be valid as if they were attended by all Directors in person. Such participation by any Director shall constitute presence in person at the meeting by such Director. All meetings of the Directors shall enable Directors to participate by means of telephone conference.

6.12	Board Approvals.
(a)	Except as otherwise provided in, or delegated in accordance with, this Agreement or the Restated Articles or required by applicable law, all matters requiring the approval of the Board shall be subject to the approval of a majority of the Directors present and voting at a duly convened meeting.

(b)	Any Reserved Matter shall, in addition to the approval of the shareholders of the Company as set forth in Clause 7.4, be subject to the approval of a majority of the Directors present and voting at a duly convened meeting at which the TPG Director shall not have voted against such matter, provided, however, that, unless the TPG Director agrees, no such Reserved Matter may be proposed at any such meeting unless the notice for such meeting provided pursuant to Clause 6.9 contains reasonably sufficient details regarding such Reserved Matter; provided further, that the TPG Director shall not unreasonably vote against any matter falling under clause (x) of Schedule 1 if the purpose for incurring the additional Indebtedness is for the development of additional oilfields and other related businesses of the Company or any Material Subsidiary. In the event that the Board cannot reach a resolution of any Reserved Matter within thirty (30) days of the calling of the initial meeting for such matter, the Company and the Shareholders shall reasonably cooperate and use reasonable best efforts to work towards a mutually agreeable resolution.

(c)	Notwithstanding anything in this Agreement to the contrary, all matters relating to the Qualified IPO will be subject to Board approval pursuant to Clause 6.12(a) and will not be considered a Reserved Matter subject to consent pursuant to Clause 6.12(b).

(d)	Each Director shall have one (1) vote and no Director shall have a casting vote.

(e)	The Company shall cause its Subsidiaries not to act with respect to Reserved Matters except in accordance with Clause 6.12(b).
6.13	Written Resolution. The Board may take action by written resolution signed and approved by all of the Directors in lieu of holding a meeting. Such written resolution may be signed in counterparts.

6.14	Board Information. The Board shall distribute (a) the minutes of any meetings of the Joint Management Committee under each of the Production Sharing Contracts to each of the Directors and (b) the technical reports received by the Company from time to time, including but not limited to, reserves updates.

6.15	Business Opportunity. TPG shall have the right to, and shall have no duty not to, engage in the same or similar business activities or lines of business as the Company or MIE, including those deemed to be competing with the Company or MIE, and in the event that TPG (or any of its Affiliates or appointed Directors) acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company, TPG (and its Affiliates and appointed Directors) shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and shall not be liable for breach of any duty (contractual or otherwise) by reason of the fact that TPG (or any of its Affiliates) directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company. Notwithstanding the foregoing, to the extent that TPG acquires knowledge of a potential transaction or matter that is likely to be a corporate opportunity for the Company solely as a result of an employee or agent of TPG (or any of its Affiliates) attending board meetings of the Company in his or her capacity as a director of the Company, then TPG will not pursue such opportunity for itself, or direct such opportunity to another Person, unless the Company has declined to pursue such opportunity or fails to actively pursue such opportunity within fifteen (15) days after it is notified by TPG about its interest in the opportunity.

7.	MEETINGS OF SHAREHOLDERS

7.1	General Meeting. A General Meeting of the shareholders of the Company (the “Annual General Meeting”) shall be held once in every calendar year and not later than fifteen (15) months after the holding of the last preceding Annual General Meeting.

7.2	Extraordinary Meetings. Extraordinary meetings of the shareholders of the Company shall be held upon the request of the Chairman, the TPG Director or any two Directors (or as otherwise required pursuant to the provisions of the Companies Law) upon at least fourteen (14) days written notice (containing the agenda, date, time and place of the meeting) to all shareholders of the Company and shall be held at such time and place designated in such notice, with attendance in person or by telephone or by proxy or corporate representative; provided, however, that, subject to applicable law, such fourteen (14) day notice requirement may be waived by shareholders of the Company having an aggregate Voting Percentage of not less than ninety percent (90%) in a particular case. Any notice period referred to above shall exclude both the day on which the notice is served or deemed to be served and the day for which the notice is given.

7.3	Quorum. The quorum for any meeting of the shareholders of the Company shall be shareholders of the Company whose aggregate Voting Percentage is not less than sixty-six and two-thirds percent (66 2/3%) present personally or by duly appointed proxy, attorney or representative, provided, however, that for the Shareholders Meeting to be validly convened, TPG shall be present or represented . If within half an hour of the time appointed for the meeting no quorum is present, the meeting shall be adjourned to the same day one (1) week later at the same time and place or to such other day or time as the Chairman may designate upon at least five (5) days’ written notice to all of the shareholders of the Company. If at the adjourned meeting no quorum is present within half an hour from the time appointed for the meeting, shareholders of the Company whose Voting Percentage is not less than sixty-six and two-thirds percent (66 2/3%) present or represented at such meeting shall constitute a quorum; provided, however, that no action or decision shall be taken on any matter not specified in the agenda of the meeting when it was first called.
7.4	Shareholder Approval.
(a)	Except as required by applicable law, any action by the shareholders of the Company at any General Meeting or extraordinary meeting shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than fifty percent (50%) present and voting at a validly held meeting, and all special resolutions by the shareholders of the Company shall require the approval of shareholders of the Company having an aggregate Voting Percentage of more than sixty-six and two-thirds percent (66 2/3%) present and voting at a validly held meeting; provided, however, that a special resolution for the approval of any Reserved Matter at a duly convened meeting shall also require that any Shares held and represented at the requisite meeting by TPG be voted in favor of such matter or abstained, for so long as there is a TPG Director.

(b)	In the event that a resolution of the shareholders at a meeting is required pursuant to applicable law in respect of any Reserved Matter, no resolution shall be put forth at any meeting of the shareholders and no written resolution of shareholders shall be passed in respect thereof unless such matter has been approved by the Board in accordance with Clause 6.12(b).
7.5	Written Resolution. Except as otherwise required by applicable law, a resolution in writing (circulated to all the shareholders of the Company) approved and signed by all the shareholders of the Company shall be valid and effectual as if it had been a resolution passed at a meeting of the shareholders of the Company duly convened and held.

7.6	Chairman. The Chairman of the Board for the time being shall also preside as chairman at any General Meeting. If the Chairman of the Board is absent at any General Meeting, a Director shall act as the chairman.

8.	ANNOUNCEMENTS AND CONFIDENTIALITY

8.1	Announcements. No announcement, press release or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without prior consultation with the other Parties. This shall not affect any announcement, press release or circular required by law or any regulatory body or the rules of any stock exchange but the Party with an obligation to make an announcement or issue a press release or circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

8.2	Confidentiality. Subject to Clause 8.3, each Party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this

Agreement or the existence and negotiations relating to this Agreement (and such other agreements).
8.3	Exceptions to Confidentiality. Clause 8.2 shall not prohibit disclosure or use of any information if and to the extent that:
(a)	the disclosure or use is required by law, any regulatory body or the rules and/or regulations of any stock exchange;

(b)	the disclosure or use is required for the purpose of any judicial or regulatory proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing Party;

(c)	the disclosure is made to (i) the Company’s Directors, officers, employees, legal counsel, advisors and existing lenders, (ii) any of the Shareholders and any of the Shareholders’ respective shareholders, partners, directors, legal counsel and advisors, or (iii) a bona fide prospective purchaser of Shares, on terms that such Persons undertake to comply with the provisions of Clause 8.2 in respect of such information as if they were a party to this Agreement;

(d)	the information becomes publicly available (other than by breach of this Agreement);

(e)	the other Parties have given prior written approval to the disclosure or use; or

(f)	the disclosure is made to MIE’s lenders under the CITIC KaWah Facility.
9.	NOTICES

All notices, consents, and other communications under or pursuant to this Agreement (“Notices”) shall be in writing and in the English language and shall be delivered (A) by hand, (B) by facsimile (with receipt confirmed); provided, however, that a copy is promptly thereafter mailed by reputable private courier, return receipt requested, (C) by the addressee or (D) by such other means as the Parties may agree from time to time; in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses or facsimile numbers as a Party may designate as to itself by not less than five (5) Business Days notice to the other Parties):

if to TPG, to	:	TPG Star Energy Ltd. 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001 Attention: Mr. Clive D. Bode

with a copy to:

TPG Growth Capital (Asia) Limited 57th Floor, Two International Finance Centre

8 Finance Street, Central, Hong Kong Fax: (852) 3515-8999 Attention: Mr. Stephen Law

and

Cleary Gottlieb Steen & Hamilton LLP Bank of China Tower One Garden Road, Hong Kong Fax: (852) 2160-1008 Attention: Mr. Sang Jin Han

if to Sino Link, to	:	c/o 14/F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 PRC Fax: (8610) 8486 1690 Attention: Mr. Lu Chunqing

if to FEEL, to	:	Far East Energy Limited Suite 406, Block C Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 100101 PRC Facsimile: (8610) 5123 8866 Attention: Mr. Zhang Ruilin

if to MIE, to	:	MI Energy Corporation Suite 406, Block C Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 100101 PRC Facsimile: (8610) 5123 8866 Attention: Mr. Forrest Dietrich

with a copy to:

White & Case LLP 19th Floor, Tower 1 of China Central Place 81# Jianguo Lu, Chaoyang District, Beijing 100025, China Facsimile: (8610) 5969 5760 Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi

if to the Company, to	:	MIE Holdings Corporation Suite 406, Block C Grand Place 5 Hui Zhong Road Chaoyang District, Beijing 100101 PRC

Facsimile: (8610) 5123 8866 Attention: Mr. Zhang Ruilin

with a copy to:

White & Case LLP 19th Floor, Tower 1 of China Central Place 81# Jianguo Lu, Chaoyang District, Beijing 100025, China Facsimile: (8610) 5969 5760 Attention: Mr. Li Xiaoming / Ms. Vivian Tsoi
10.	GOVERNING LAW AND PRIORITY

10.1	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

10.2	Priority. The Parties hereby agree that in the event of any conflict, discrepancy or inconsistency between the Restated Articles and this Agreement, the terms hereof shall prevail for all purposes of this Agreement. In the event of any such conflict, discrepancy or inconsistency, the Parties agree, to the extent permitted by applicable law, to amend the Restated Articles to reflect the terms of this Agreement. Nothing contained in this Agreement shall be deemed to constitute an amendment of the Restated Articles.

11.	TERMINATION OF AGREEMENT

11.1	Termination. This Agreement shall terminate:
(i)	upon the written agreement of the Parties;

(ii)	upon the liquidation of the Company;

(iii)	upon the consummation of a Qualified IPO;

(iv)	upon a Trade Sale; or

(v)	with respect to any Shareholder, if such Shareholder and its Affiliates no longer own any Shares;
provided, however, that Clauses 8, 10, 11 and 12 shall survive any termination hereof.

11.2	Effect of Termination. Upon termination of this Agreement as provided in Clause 11.1, the rights and privileges granted to and the obligations imposed upon each of the Shareholders in this Agreement shall immediately terminate; provided, however, except as otherwise agreed by the relevant Parties, no termination of this Agreement shall release any Party from any liability to any other Party which at the time of such termination has already accrued, nor affect in any way the survival of any right, duty or obligation of any Party which is expressly stated elsewhere in this Agreement to survive the termination hereof.

12.	ARBITRATION

12.1	Amicable Settlement. Any and all disputes, controversies and conflicts between the Parties arising out of or relating to or in connection with this Agreement and the performance or non-performance of the obligations set forth herein shall, so far as is possible, be settled amicably between the Parties within thirty (30) days after written notice of such dispute, controversy or conflict has been given by one Party to the other Parties.

12.2	Arbitration Procedure.
(a)	Failing an amicable settlement thereof within the 30-day period specified in Clause 12.1, any and all disputes, controversies and conflicts arising out of or in connection with this Agreement or its performance (including the validity of this Agreement) shall be settled by three (3) arbitrators under the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in accordance with the Hong Kong International Arbitration Center (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement. The place of arbitration shall be Hong Kong and the language used in the arbitral proceedings shall be English. The HKIAC shall act as the administering institute.

(b)	The arbitrators shall be appointed by mutual consent of the Parties involved in the arbitration in accordance with the procedures set out in the UNCITRAL Rules regarding the appointment of arbitrators, failing which the appointing authority shall be HKIAC.

(c)	The arbitral proceedings shall accord to each of the Parties the right to provide witnesses, including expert witnesses, the right of cross-examination of witnesses and the right to make both written and oral submissions.

(d)	The arbitral award made and granted by the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in Hong Kong or elsewhere. All costs of arbitration (including, without limitation, those incurred in the appointment of the arbitrator) shall be apportioned in the arbitral award.
12.3	Court Action. By agreeing to arbitration, the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including but not limited to a preliminary remedy in aid of arbitration, or order any interim injunction and a request for such provisional remedy or interim injunction by the Parties to a court shall not be deemed a waiver of this agreement to submit to arbitration.

12.4	Continued Performance During Arbitration. During the period of submission to arbitration and thereafter until the granting of the arbitral award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement without prejudice to a final adjustment in accordance with the said award.

12.5	Survival. The provisions contained in this Clause 12 shall survive the termination or expiration of this Agreement.

13.	CERTAIN ADDITIONAL COVENANTS OF THE PARTIES

13.1	Initial Public Offering. Each of the Parties shall use commercially reasonable efforts to facilitate a Qualified IPO within twenty-four (24) months of the completion under the TPG SPA (the “TPG Completion”). The Company shall use its commercially reasonable endeavours (including providing all information necessary and appropriate) to obtain, if such Qualified IPO is on the Hong Kong Stock Exchange and if feasible, private rulings from the Hong Kong Stock Exchange that:
(a)	MIE’s current Production Sharing Contracts will be sufficient to demonstrate the right to use the land constituting the oilfields without PetroChina’s land use rights certificates for listing of the shares of the Company on the Hong Kong Stock Exchange; and

(b)	FEEL’s current shareholding arrangements will be sufficient to comply with the continuity of ownership requirements for listing of the shares of the Company on the Hong Kong Stock Exchange.
13.2	Market Stand-Off Agreement. Each Shareholder shall agree to customary market stand-off or lock-up restrictions upon a Qualified IPO as may be required by applicable rules, laws or regulations.

13.3	FEEL Shareholding. At any time from and after the TPG Completion, FEEL and its Affiliates shall maintain a Shareholding Percentage of more than fifty percent (50%) until the date falling on the earlier of (a) the expiration date of the lock-up period applicable to TPG following the Qualified IPO, (b) the date upon which TPG’s shareholding in the Company falls below the Minimum Shareholding Percentage and (c) the date falling sixty (60) months from the TPG Completion (such earlier date, the “Required Shareholding Ownership Expiration Date”). During the period from the TPG Completion until Required Shareholding Ownership Expiration Date, the Shares held by FEEL and its Affiliates will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the TPG SPA or the CITC KaWah Facility.

13.4	MIE Shareholding. At any time from and after the TPG Completion, FEEL shall cause the Company to, and the Company shall, legally and beneficially own all the issued and outstanding shares of MIE until the date falling on the Required Shareholding Ownership Expiration Date. During the period from the TPG Completion until the Required Shareholding Ownership Expiration Date, all the issued and outstanding shares of MIE will be free and clear of any and all Encumbrances, other than any share charge as contemplated by the CITIC KaWah Facility.

13.5	Consultation Rights. At least five (5) Business Days prior to the making of any decisions in relation to (a) the appointment or removal of any directors of any member of the MIE Group or increase of the remuneration of any of the same or (b) the recruitment, election, dismissal or change of the remuneration or conditions of any of the following employees of any member of the MIE Group: Zhang Ruilin, Zhao Jiangwei, the chief executive officer, the chief financial officer, the chief operating officer, the president, any senior vice presidents or any other persons serving similar positions as listed herein, the Company shall consult with TPG prior to making such decision.
13.6	Compliance with Laws. The Company shall comply with all applicable laws that are or may be applicable to the Company’s business (including laws with respect to the environment, occupational health and safety, international sanctions and business practices). The Company shall implement international best practices for governance and internal controls. The Company shall not conduct or enter into a contract to conduct any transaction with the governments or any of sub-division thereof, agents or representatives, residents of, or any entity based or resident in the countries that are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither the Company nor MIE has financed the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

13.7	Further Assurances. The Shareholders shall promptly and duly execute and deliver such documents and take, and cause the Company to take, such further action as may be required or reasonably desirable in order to carry out effectively and accomplish the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created under this Agreement.

13.8	Nominees. Each Shareholder shall procure that each of its nominees, including Directors nominated by it, shall perform its duties in accordance with the terms and provisions of this Agreement to the fullest extent permitted by applicable law.

13.9	Consents and Approvals for Share Transfers. If the Transfer of any Shares by any Shareholder in accordance with this Agreement requires any consent, authorization, approval and permit from, or the making of any filing or notice to, any other Person or governmental, quasi-governmental and regulatory body, agency and authority necessary and appropriate to permit such Transfer under applicable law, the Shareholders shall use reasonable best efforts to cause the Company and its Subsidiaries to procure and receive prior to such Transfer, such consent, authorization, approval or permit or makes such filing or notice.

14.	MISCELLANEOUS

14.1	Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties (provided that as long as TPG shall be a shareholder, TPG shall have the right to assign its rights under Clause 5 and Clause 6 to TPG Star, L.P.). Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.2	Ownership. Each Shareholder represents and warrants that such Shareholder is the sole legal and beneficial owner of the Shares subject to this Agreement and that no other Person has any interest in such Shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

14.3	Further Assurances. Each Party undertakes to and with each other Party to do all things reasonably within its power which are necessary or reasonably desirable to give full effect to the spirit and intent of this Agreement.

14.4	Amendments and Waivers. All amendments and other modifications hereof or waivers of the observance of any term hereof (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Parties.

14.5	No Joint Venture or Partnership. Nothing in this Agreement shall constitute or be deemed to constitute a joint venture or a partnership between any of the Parties and none of them shall have any authority to bind the others in any way.

14.6	No Waiver. The failure of a Shareholder at any time to require observance or performance by any other Shareholder of any of the provisions of this Agreement shall in no way affect the Shareholder’s right to require such observance or performance at any time thereafter, nor shall the waiver by any Shareholder of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies otherwise provided by law.

14.7	Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of all remaining provisions contained herein shall not in any way be affected or impaired thereby; and the invalid, illegal or unenforceable provisions shall be interpreted and applied so as to produce as near as may be the legal, economic and commercial result intended by the Parties.

14.8	Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which, taken together, constitutes one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in any number of counterparts, each of which shall be deemed an original and all of which, taken together, constitutes one and the same instrument.

14.9	Effecting the Intentions of the Parties under this Agreement. Each Shareholder agrees to exercise its voting rights in the Company to effect the intentions, agreements and purposes specified herein. Each Shareholder agrees that if as a result of any applicable law the intentions of the Parties expressed in this Agreement shall not be effected, it will take all reasonable steps necessary to give effect to such intentions.

14.10	Entire Agreement. The Transaction Agreements contain the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior oral and written agreements or representations, if any, among the Parties or any of them relating to the subject matter thereof.

14.11	Share Splits, Share Dividends, etc. In the event of any issuance of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Clause 2.4.

14.12	Costs and Attorneys’ Fees. Each Party shall pay its own expenses in connection with the transactions contemplated by this Agreement.

14.13	No Liability for Election of Directors. Neither the Company or any of the Shareholders, nor any officer, director, shareholder, partner, employee or agent of any such Party, makes any representation or warranty as to the fitness or competence of the member of the Board designated by any Party hereunder to serve on the Board by virtue of such Party’s execution of this Agreement or by the act of such Party in voting for such designee pursuant to this Agreement.

14.14	Obligations of Investors Several. The obligations of the Investors under this Agreement are several and no Investor shall be liable for the default of another Investor.
[Signature Page Follows]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year written above.

MIE HOLDINGS CORPORATION
By:
Name:
Title:

MI ENERGY CORPORATION
By:
Name:
Title:

TPG STAR ENERGY LTD.
By:
Name:
Title:

SINO LINK LIMITED
By:
Name:
Title:

FAR EAST ENERGY LIMITED
By:
Name:
Title:

SCHEDULE 1
MATTERS REQUIRING SPECIAL APPROVAL OF THE BOARD
(i)	Any Trade Sale, merger, consolidation, reorganization or acquisition, or any other transaction that would constitute a change of control, of the Company or any Material Subsidiary;

(ii)	Any sale of all or substantially all of the business of the Company or any Material Subsidiary;

(iii)	Any material change in the scope of business of the Company or MIE;

(iv)	The creation, grant or issuance of any New Securities by the Company or of any shares or rights to subscribe for, or options, warrants or other securities convertible into or exercisable or exchangeable for, equity securities of any member of the MIE Group (other than any creation, grant or issuance of a new series of preferred shares of the Company (the “New Preferred Shares”); provided that, (a) the New Preferred Shares shall only be issued to a third party investor (other than FEEL or any of its Affiliate) which is a leading reputable international institutional investor, (b) the aggregate principal amount, face amount or liquidation preference amount of the New Preferred Shares shall not exceed US$20,000,000 at any time outstanding, (c) the per share subscription price of the New Preferred Shares shall be equal to or higher than the Per Share Subscription Price (as defined in the TPG SPA), and (d) the terms and conditions of, or rights relating to, the New Preferred Shares (whether pursuant to the Restated Articles, contractual or otherwise) are not more favorable than those applicable to the Series A Preferred Shares taking into consideration the percentage of shareholding represented by the New Preferred Shares.

(v)	Any redemption or repurchase by the Company of any equity securities of the Company, other than a redemption of the Put Shares (as defined in the TPG SPA) or a redemption of any Shares held by Sino Link pursuant to the put option granted to Sino Link under the Sino Link SPA;

(vi)	Change in any rights attaching to any securities issued by the Company or granting of any right to the holders of any securities issued by the Company if (a) the holder(s) of such rights is FEEL or any of its Affiliates or (b) such rights are superior to the rights of the holders of the Series A Preferred Shares;

(vii)	Any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares, except for the deemed dividend distribution referred to in Clause 5.1(a)(xiv) of the TPG SPA and any additional deemed dividend distribution (which shall not involve any cash distribution) in connection with any additional equity investment by one or more third parties in the Company in an aggregate amount not to exceed US$12,000,000 for the sole purpose of forgiving or writing off the MIE Loan (as defined in the TPG SPA);

(viii)	Any repayment by MIE of any loan from a direct or indirect Shareholder;

(ix)	Incurrence of annual expenses by the MIE Group for an individual item or directly related group of items, or any transaction, which is both outside the scope of the then current annual budget as approved by the Joint Management Committee under the Company’s existing production sharing contracts with China National Petroleum Corporation (the “JMC Budget”) and which annual expenses, in the aggregate, exceeds the greater of US$10,000,000 and 10% of the then current JMC Budget;

(x)	Incurring any additional Indebtedness (other than any Indebtedness incurred under the CITIC KaWah Facility) exceeding in the aggregate US$20,000,000 during the 12-month period following the TPG Completion and US$40,000,000 during the 24-month period following the date of the completion under the TPG SPA;

(xi)	Entry by any member of the MIE Group into any transaction with any Person involving the making of payments by or obligations or liabilities of any member of the MIE Group outside the ordinary course of business in excess of US$15,000,000;

(xii)	Entry by any member of the MIE Group into any transaction with any Affiliate or any Shareholder, director, officer or shareholder of the Company or Affiliate of any Shareholder, director, officer or shareholder of the Company outside the ordinary course of business, including but not limited to the waiver or release of any rights of such member of the MIE Group and the write-off or forgiveness of any Indebtedness owed to such member of the MIE Group (other than (a) the write-off or forgiveness of the MIE Loan as contemplated by the TPG SPA or under paragraph (vii) above, (b) any Pre-Approved Affiliate Transaction, and (c) any transactions between the Company and MIE to transfer to MIE the proceeds from the sale of 2,145,749 Series A Preferred Shares to TPG);

(xiii)	Amendment of the Article of Association, Bylaws or other governing documents of any member of the MIE Group to the extent such amendment would adversely affect the rights already granted to the holders of Series A Preferred Shares;

(xiv)	Any liquidation, winding up, dissolution, receivership, bankruptcy or any like scheme or arrangement of the Company or any Material Subsidiary;

(xv)	Any appointment or removal of the auditors of the Company or any Material Subsidiary;

(xvi)	Any material change to the accounting or tax policies of the Company or any Material Subsidiary, other than any material change implemented to be in compliance with any relevant laws, rules and regulations applicable to the Company;

(xvii)	The creation of any Encumbrance over any material asset or group of assets of, or over substantially all the undertaking of, any member of the MIE Group (save for Encumbrances that (i) arise by operation of law, (ii) which any member of the MIE Group is obliged to create under the terms of the CITIC KaWah Facility) , or the giving by any member of the MIE Group of any guarantee or indemnity in respect of the obligation of any person (other than any guarantee or indemnity given by a member of the MIE Group in respect of the obligations of the Company or of a wholly-owned subsidiary of the Company or any guarantee or indemnity given by a member of the MIE Group under the terms of the TPG SPA or the Sino Link SPA);

(xviii)	(i) Acquisition of the whole or any significant part of any business or undertaking or any shares in the capital, of a company, or formation of any subsidiary company or subsidiary undertaking, (ii) entering into any joint venture or partnership with any person, or (iii) engagement in any kind of overseas expansion, in each case, exceeding US$20,000,000 in total expenditure or purchase price, as the case may be;

(xix)	Any settlement of any material litigation, arbitration or administrative proceeding involving any member of the MIE Group in excess of US$3,000,000;

(xx)	The determination of the final price per Ordinary Share of the Company (or the aggregate price of the number of American Depositary Receipt, Global Depositary Receipt or other similar securities representing one Ordinary Share of the Company) to be offered in connection with any Qualified IPO (the “Per Share IPO Price”) if and only if such Per Share IPO Price multiplied by the total number of Ordinary Shares which TPG would hold (on an as converted basis in accordance with the Restated Articles) upon the Qualified IPO of the Company would be less than the sum of (i) the difference between the Subscription Price (as defined in the TPG SPA) minus the Transaction Fees (as defined in the TPG SPA) plus (ii) thirty (30) percent per annum on such amount compounded on an annual basis from the Completion Date (as defined in the TPG SPA) through the closing date of such Qualified IPO of the Company; and

(xxi)	The delegation of any authority of the Board, or the agreement with any Person, conditionally or otherwise, to do any of the foregoing.

EXHIBIT D
CITIC KAWAH CONSENT LETTER

[MIE Letterhead]
Amendment Letter

From:	MI Energy Corporation

MIE Holdings Corporation

Far East Energy Limited

Zhao JiangWei

Zhang Rui Lin

Shang Zhi Guo

To:	CITIC Ka Wah Bank Limited (as Facility Agent as defined below)
____ October 2009
Dear Sirs,
Reference is made to the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MI Energy Corporation as borrower (the “Borrower”), CITIC Ka Wah Bank Limited as facility agent (the “Facility Agent”) and offshore security agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein as lenders (the “Facility Agreement”). Unless otherwise defined in this letter or the context otherwise requires, terms used in this letter have the meanings provided in the Facility Agreement.
Pursuant to Clause 19 (Amendment) of the Facility Agreement, the Borrower and the Facility Agent (acting on behalf of the Majority Lenders in accordance with such Clause and pursuant to the facsimile confirmation from the Facility Agent to MI Energy Corporation dated 21 October 2009) agree that, with effect from the date of this letter:
1.	Clause 14.2(f)(i) of the Facility Agreement shall be amended by inserting a new sub-paragraph (gg) as follows:
“(gg)	the joint and several liabilities imposed upon it under the put option and initial public offering deficiency payment owed to [Name of CITIC Affiliate] (the “CITIC Investor”) under the [Shares Purchase Agreement dated in or around [October] 2009 between the Corporate Shareholder, the Borrower, Far East Energy and the CITIC Investor];”
2.	Clause 14.2(f)(ii) of the Facility Agreement shall be amended by inserting a new sub-paragraph (ee) as follows:

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“(ee)	the joint and several liabilities imposed upon it under the put option and initial public offering deficiency payment owed to [Name of CITIC Affiliate] (the “CITIC Investor”) under the [Shares Purchase Agreement dated in or around [October] 2009 between the Corporate Shareholder, the Borrower, Far East Energy and the CITIC Investor];”
By its execution of this letter, each of the Borrower, the Corporate Shareholder, Far East Energy and the Personal Shareholders confirms to the Facility Agent:
(a)	that, except for the amendments set forth above, nothing contained herein shall be deemed to be a waiver or amendment of any covenant or agreement contained in the Finance Documents;

(b)	its consent to the terms of this letter and (in the case of the Corporate Shareholder, Far East Energy and the Personal Shareholders only) to the amendments to the Facility Agreement effected pursuant hereto;

(c)	that, except for the amendments set forth above, all of the terms of the Finance Documents to which it is a party and all its obligations thereunder shall otherwise remain unchanged and in full force and effect, and are not and will not be affected, discharged or varied by the execution of this letter, or the amendment of the Facility Agreement effected pursuant hereto, save that, with effect from the date hereof, references in any such Finance Document to the Facility Agreement shall be deemed to be references to the Facility Agreement as amended by this letter.
This letter shall constitute a Finance Document.
This letter may be executed in counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement.
This letter is governed by Hong Kong law.

THE BORROWER

SIGNED for and on behalf of	)
MI ENERGY CORPORATION	)
by	)

THE FACILITY AGENT

SIGNED for and on behalf of	)
CITIC KA WAH BANK LIMITED	)
by	)

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THE CORPORATE SHAREHOLDER

SIGNED for and on behalf of	)
MIE HOLDINGS CORPORATION	)
by	)

FAR EAST ENERGY

SIGNED for and on behalf of	)
FAR EAST ENERGY LIMITED	)
by	)

THE PERSONAL SHAREHOLDERS

SIGNED by	)
ZHAO JIANGWEI	)

SIGNED by	)
ZHANG RUI LIN	)

SIGNED by	)
SHANG ZHI GUO	)

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EXHIBIT E
TPG WAIVER LETTER

                    , 2009

To:	TPG Star Energy Ltd.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Fax: (817) 871-4001

Attention: Clive D. Bode

CC:	MIE Holdings Corporation

MI Energy Corporation
Suite 406, Block C Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
Fax: (8610) 5123 8866

Attention: Mr. Zhang Ruilin

White & Case LLP
19th Floor, Tower 1, China Central Place
81 Jianguo Lu, Chaoyang District
Beijing 100025, PRC
Fax: (8610) 5912 5760

Attention: Li Xiaoming/Vivian Tsoi

TPG Growth Capital (Asia) Limited
57th Floor, Two International Finance Centre
8 Finance Street, Hong Kong
Fax: (852) 3515-8999

Attention: Stephen Law

Cleary Gottlieb Steen & Hamilton LLP
Bank of China Tower
One Garden Road, Hong Kong
Fax: (852) 2160 — 1008

Attention: Sang Jin Han

Sino Link Limited
c/o 14/F, Capital Mansion
6 Xinyuan Nanlu
Chaoyang District, Beijing 100004, PRC
Fax: (8610) 8486 1690

Attention: Mr. Lu Chunqing

Dear Sirs:
We refer to the Shareholders’ Agreement of MIE Holdings Corporation (the “Shareholders Agreement”) dated July 9, 2009 by and among TPG Star Energy Ltd. (“TPG”), Standard Bank Plc (“Standard Bank”), Far East Energy Limited (“FEEL”), MI Energy Corporation (“MIE”) and MIE Holdings Corporation (the “Company”). Terms defined in the Shareholders Agreement shall have the same meanings in this letter unless defined in this letter or the context otherwise requires. We are writing to inform you that:
1.	Sino Link (as defined below), FEEL, MIE, the Company and Mr. Zhang Ruilin, Mr. Zhao Jiangwei and Mr. Shang Zhiguo are finalizing a Series A Preferred Shares Purchase Agreement (the “Sino Link SPA”) pursuant to which:
a.	FEEL intends to sell to Sino Link Limited (“Sino Link”), an exempted company incorporated in the Cayman Islands and a wholly-owned subsidiary of China International Economic Consultants (HK) Co., Ltd., 364,373 Series A Preferred Shares in the Company (the “FEEL Sale Shares”) for an aggregate consideration of US$9,000,013 (the “Purchase Price”, based on a sale price per Series A Preferred Share of US$$24.70). Such Purchase Price will be paid in cash.

b.	As FEEL is not currently a holder of Series A Preferred Shares of the Company, FEEL intends to request that the Company redeem 364,373 Ordinary Shares of the Company that FEEL currently holds in exchange for 364,373 Series A Preferred Shares in the Company (the “FEEL Series A Shares”), which FEEL then proposes to transfer to Sino Link as the FEEL Sale Shares.
2.	Standard Bank, FEEL, MIE, the Company and Mr. Zhang Ruilin, Mr. Zhao Jiangwei and Mr. Shang Zhiguo are finalizing a Shares Purchase Agreement (the “SB SPA”) pursuant to which Standard Bank will sell its 197,049 Ordinary Shares of the Company (the “SB Sale Shares”) to FEEL for an aggregate consideration of US$4,867,110 (based on a sale price per Ordinary Share of US$24.70).

3.	Standard Bank, FEEL, MIE and the Company are finalizing an Option Termination Agreement (the “SB Option Termination Agreement”) pursuant to which Standard Bank will agree to terminate all rights and obligations under the Option Agreement dated as of January 12, 2009 by and among Standard Bank, FEEL, MIE and the Company as amended and restated by the First Amendment and Restatement Agreement dated June 26, 2009 for an aggregate consideration of US$3,632,890.

4.	TPG, FEEL, MIE and the Company are finalizing a Second Amendment (the “Second Amendment to the TPG SPA”) to the Share Purchase Agreement dated as of June 19, 2009 by and among you, FEEL, MIE and the Company (as amended, the “TPG SPA”) pursuant to which TPG will agree to the deletion of Clause 8.2 of the TPG SPA and make certain typographical, confirming or clarificatory changes.

5.	TPG, Sino Link, FEEL, MIE and the Company are finalizing an Amended and Restated Shareholders’ Agreement (the “Restated Shareholders’ Agreement”), pursuant to which, among other things, (1) Standard Bank will cease to be a party to the Restated Shareholders’ Agreement, (2) Sino Link will be added as a party to the Restated

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Shareholders’ Agreement, and (3) a new clause will be added to Schedule 1 to the Restated Shareholders Agreement as follows: “the determination of the final price per Ordinary Share of the Company (or the aggregate price of the number of American Depositary Receipt, Global Depositary Receipt or other similar securities representing one Ordinary Share of the Company) to be offered in connection with any Qualified IPO (the “Per Share IPO Price”) if and only if such Per Share IPO Price multiplied by the total number of Ordinary Shares which TPG would hold (on an as converted basis in accordance with the Restated Articles) upon the Qualified IPO of the Company would be less than the sum of (i) the difference between the Subscription Price (as defined in the TPG SPA) minus the Transaction Fees (as defined in the TPG SPA) plus (ii) thirty (30) percent per annum on such amount compounded on an annual basis from the Completion Date (as defined in the TPG SPA) through the closing date of such Qualified IPO of the Company”.

6.	TPG, Sino Link, FEEL and the Company are finalizing a Third Amended and Restated Memorandum and Articles of Association of the Company (the “Third Restated Articles”) to reflect the changes to the Restated Shareholders’ Agreement and make certain typographical, confirming or clarificatory changes.

7.	Pursuant to the terms of the Shareholders Agreement, TPG has thirty (30) days after receipt of a Transfer Notice (as defined in Clause 2.2(a) of the Shareholders Agreement) (the “Notice Period”) to elect whether to exercise its right of first refusal to (a) purchase its pro rata share (based on the proportion of TPG’s Shareholding Percentage as it bears to the aggregate Shareholding Percentage of TPG and Standard Bank) of the FEEL Sale Shares (the “TPG Pro Rata Portion of FEEL Sale Shares”) and (b) purchase its pro rata share (based on the proportion of TPG’s Shareholding Percentage as it bears to the aggregate Shareholding Percentage of TPG and FEEL) of the SB Sale Shares (the “TPG Pro Rata Portion of SB Sale Shares”).

8.	Further, under the Shareholders Agreement, TPG, as a Shareholder has thirty (30) days (the “Pre-Emptive Right Notice Period”) after receipt of a pre-emptive right notice (“Pre-Emptive Right Notice”) to elect to purchase a pro rata portion (based on its Shareholding Percentage) of the FEEL Series A Shares that the Company intends to sell and issue to FEEL (“TPG Pre-emption Pro Rata Portion”).

9.	Please confirm by signing where indicated below that you agree to each of the following:
a.	approve the redemption of 364,373 Ordinary Shares of the Company that FEEL currently holds in exchange for 364,373 Series A Preferred Shares of the Company in accordance with Clause 7.4 of the Shareholders Agreement, and cause the TPG Director to approve the same in accordance with Clause 6.12 of the Shareholders Agreement;

b.	waive your right under Clause 3 of the Shareholders Agreement to purchase the TPG Pre-emption Pro Rata Portion of the FEEL Series A Shares that the Company intends to issue to FEEL, and allow the Company to sell and issue to FEEL the FEEL Series A Shares;

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c.	waive the Pre-Emptive Right Notice Period to elect whether to purchase the TPG Pre-emption Pro Rata Portion and the right to receive a Pre-emptive Right Notice;

d.	waive your right of first refusal under Clause 2.2 of the Shareholders Agreement to purchase the TPG Pro Rata Portion of FEEL Sale Shares from FEEL and allow FEEL to sell the FEEL Sale Shares to Sino Link;

e.	waive your right of first refusal under Clause 2.2 of the Shareholders Agreement to purchase the TPG Pro Rata Portion of SB Sale Shares from Standard Bank and allow Standard Bank to sell the SB Sale Shares to FEEL;

e.	waive the Notice Period to elect whether to purchase the TPG Pro Rata Portion of FEEL Sale Shares and the TPG Pro Rata Portion of SB Sale Shares,
              provided that your agreement to the above shall only be valid and effective if:
i.	the Sino Link SPA is executed by October 30, 2009 by all the persons expressed to be a party thereto in the form attached hereto as Exhibit A;

ii.	a letter agreement between Sino Link and Messrs. Zhang, Zhao and Shang is executed by October 30, 2009 by all the persons expressed to be a party thereto in the form attached as Exhibit A to the Sino Link SPA;

iii.	the SB SPA is executed by October 30, 2009 by all the persons expressed to be a party thereto in the form attached hereto as Exhibit B;

iv.	the SB Option Termination Agreement is executed by October 30, 2009 by all the persons expressed to be a party thereto in the form attached hereto as Exhibit C;

v.	the Second Amendment to the TPG SPA is executed by October 30, 2009 by all the persons expressed to be a party thereto in the form attached hereto as Exhibit D;

vi.	Standard Bank shall have executed a waiver of its right of first refusal and pre-emption right under the Shareholders Agreement in the form attached hereto as Exhibit E;

vii.	CITIC Ka Wah Bank Limited (“CITIC Ka Wah”) as facility agent under the US$200,000,000 Transferable Term Loan and Revolving Credit Facility Agreement dated 28 July 2009 between MIE as borrower and CITIC Ka Wah as facility agent, China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent, and the banks and other financial institutions named therein (the “Facility Agreement”) shall have executed an amendment to the Facility Agreement which shall provide that as of the date of the amendment, (A) Clause 14.2(f)(i) of the Facility Agreement shall be amended by inserting a new sub-paragraph (gg) as follows: “(gg) the

4

joint and several liabilities imposed upon it under the put option obligations owed to Sino Link Limited (the “CITIC Investor”) under the Shares Purchase Agreement dated in or around October [___] 2009 between the Corporate Shareholder, the Borrower, Far East Energy and the CITIC Investor;” and (B) Clause 14.2(f)(ii) of the Facility Agreement shall be amended by inserting a new sub-paragraph (ee) as follows: “(ee) the joint and several liabilities imposed upon it under the put option obligations owed to the CITIC Investor under the Shares Purchase Agreement dated in or around October [___], 2009 between the Corporate Shareholder, the Borrower, Far East Energy and the CITIC Investor;”

viii.	the Third Restated Articles have been duly adopted by the Company immediately after the consummation of all transactions contemplated by the documents referred to in clauses (i) to (ix) hereof (the (“Closing”) in the form attached as Exhibit B to the Sino Link SPA;

ix.	the Restated Shareholders’ Agreement is executed immediately after the Closing, 2009 by all the persons expressed to be a party thereto in the form attached as Exhibit C to the Sino Link SPA;

x.	the Closing shall take place by October 30, 2009;

xi.	no amendment to any documents referred to in clauses (i) to (ix) above shall be made (other than for typographical, conforming or clarificatory changes) unless TPG has given its consent to such amendments; and

xii.	immediately after the Closing, the identity of the shareholders, their respective ownership of Shares and the Shareholding Percentage shall be as follows:

No. of Series A
	Preferred Shares	No. of Ordinary
	legally and	Shares legally and
	beneficially owned	beneficially owned	Percentage of Issued
	immediately by	immediately by the	Share Capital
Name of Shareholder/	the Shareholder	Shareholder after	(on as-converted
Address and Fax Number	after the Closing	the Closing	basis)

Far East Energy Limited Suite 406, Block C Grand Place 5 Hui Zhong Road Chaoyang District Beijing 100101 PRC Fax: (8610) 5123 8866	-0-	9,635,627	79.33333%

TPG Star Energy Ltd. 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Fax: (817) 871-4001	2,145,749	-0-	17.66667%

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No. of Series A
	Preferred Shares	No. of Ordinary
	legally and	Shares legally and
	beneficially owned	beneficially owned	Percentage of Issued
	immediately by	immediately by the	Share Capital
Name of Shareholder/	the Shareholder	Shareholder after	(on as-converted
Address and Fax Number	after the Closing	the Closing	basis)

Sino Link Limited c/o 14/F, Capital Mansion 6 Xinyuan Nanlu Chaoyang District, Beijing 100004 P.R. China Fax: (8610) 8486 1690	364,373	-0-	3.00000%

Total	2,510,122	9,635,627	100%

10.	This letter is governed by the laws of the State of New York.

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Yours faithfully,

For and on behalf of
Far East Energy Ltd.

For and on behalf of
Standard Bank Plc

7

We confirm the matters set out in paragraph 9 above.

For and on behalf of
TPG Star Energy Ltd.

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EXHIBIT F
PRC LEGAL OPINION

26 October 2009
MIE Holdings Corporation (the “Company”)
Dear Sirs,
China International Economic Consultants Ltd. (“CIEC”)
1.	Introduction

We have acted as PRC legal advisors to China International Economic Consultants (HK) Ltd. (“CIEC HK”) in relation to its proposed investment by itself or acting through Sino Link Limited in the Company. Sino Link Limited is incorporated in the Cayman Islands and indirectly wholly-owned by CIEC HK. We have taken instructions solely from CIEC.

CIEC HK is a subsidiary of CIEC (the Chinese name being).

2.	PRC Law

This opinion is limited to PRC law as applied by the PRC courts and published and in effect on the date of this opinion. This opinion is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, PRC law.

For the purpose of this opinion, “PRC law” means the laws and administrative regulations of the People’s Republic of China (“China” or “PRC”) (excluding the laws of Hong Kong Special Administrative Region, the laws of Macau Special Administrative Region and the laws of Taiwan Region).

3.	Scope of Inquiry

For the purpose of this opinion, we have examined copies of the following documents:
(1)	the Business Licence (duplicate copy, dated 27 July 2009) of CIEC;

(2)	the PRC Organisational Code (No. 10000070-2, effective from 11 September 2009 to 11 September 2013) of CIEC;

(3)	the Articles of Association of CIEC;

(4)	the Title Registration Certificate of the PRC Enterprise State-owned Assets (duplicate copy) dated 10 December 2007 and issued by the Ministry of Finance of the PRC, in relation to CIEC; and

(5)	the Confirmation on the Registration of Changes in Respect of Title to State-owned Assets of CIEC dated 10 December 2007 and issued by the Ministry of Finance of the PRC.
4.	Assumptions

For the purpose of this opinion, we have made the following assumptions:
(1)	all copy documents submitted to us conform to the originals and all originals are genuine and complete; and

(2)	each signature, seal and stamp on all documents submitted to us are genuine.
5.	Opinion

Based on the documents referred to and assumptions in paragraphs 3 and 4, we are of the following opinion:
(1)	CIEC is a so-called “Enterprises Wholly Owned by All the People” (in Chinese,), which is a state-owned enterprise in nature. It has been duly established and validly existing under the laws of the PRC, and has full power, authority and legal right to own its assets and carry on its business as defined in its Business Licence. CIEC is capable of suing and being sued in its own name.

(2)	CIEC is wholly owned by CITIC Group (in Chinese,) . CITIC Group has the right to appoint all directors of CIEC, dispose of its interests in CIEC, and, through the board of directors of CIEC, has the power to vote or dispose the securities or interests held by CIEC.
6.	Reliance

This opinion is addressed to the Company in connection with the proposed investment by CIEC HK as described under paragraph 1 above. It is not to be disclosed to anyone else (except to any of your legal advisers, auditors, any regulatory authority (if required by such regulatory authority), or otherwise pursuant to a court order or legal process) nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent.
Yours faithfully,
Global Law Office

EXHIBIT G
GUARANTY

Execution Copy
Dated October                     , 2009
GUARANTEE
between
CITIC Kingview Capital Management Co., Ltd.
as Guarantor
And
FAR EAST ENERGY LIMITED
as Guaranteed Party

THIS GUARANTEE is made by way of deed on                     , 2009:
BETWEEN:
(1)	CITIC Kingview Capital Management Co., Ltd., a company incorporated and existing under the laws of People’s Republic of China (the “Guarantor”); and

(2)	FAR EAST ENERGY LIMITED, a company incorporated and existing under the laws of the Hong Kong Special Administration Region of the People’s Republic of China (the “Guaranteed Party”).
RECITALS
(A)	Pursuant to the Shares Purchase Agreement, the Guaranteed Party has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Guaranteed Party the Purchased Shares on certain terms and conditions, one of those conditions being that the Guarantor enters into this Guarantee.

(B)	The board of directors and shareholders of the Guarantor are satisfied that the Guarantor is entering into this Guarantee for the purposes of its business and that it will derive indirect benefit by doing so.

(C)	The Guarantor and the Guaranteed Party intend this Guarantee to take effect as a deed.

1.	INTERPRETATION

1.1	Definitions

In this Guarantee the following terms have the meanings given to them in this Clause.

“Agreed Rate” means the rate of 2 per cent. per annum.

“Shares Purchase Agreement” means the shares purchase agreement dated ___ 2009 by and among the Guarantor, Sino Link Limited, Zhang Ruilin, Zhao Jiangwei, Shang Zhiguo, MI Energy Corporation, MIE Holdings Corporation and the Guaranteed Party.

“Liabilities” means all present and future liabilities and obligations (whether actual or contingent, whether owed jointly or severally and whether owed as principal or surety or in any other capacity) of the Purchaser to the Guaranteed Party under or in relation to the Shares Purchase Agreement and “Liability” means any of them.

“Tax” means any tax, levy, impost, duty, withholding or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

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1.2	Construction
(a)	Any reference in this Guarantee to:
(i)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(ii)	“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature; and

(iii)	the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including, without limitation, the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection from creditors or relief of debtors.
(b)	Unless this Guarantee provides otherwise or the context otherwise requires, a term which is defined (or expressed to be subject to a particular construction) in the Shares Purchase Agreement shall have the same meaning (or be subject to the same construction) in this Guarantee.

(c)	A reference in this Guarantee to any agreement or document or to any agreement or document entered into pursuant to or in accordance with any such agreement or document is a reference to:
(i)	this Guarantee or other agreement or document as amended, novated, supplemented, extended or restated; and

(ii)	any other agreement or document whereby such agreement or document is so amended, restated, varied, novated or supplemented or which is entered into pursuant to or in accordance with any such agreement or document.
(d)	A provision of law is a reference to that provision as amended or re-enacted.

(e)	Clause headings are for ease of reference only and shall not affect the construction of this Guarantee.
1.3	Third Party Rights

A person which is not a party to this Guarantee shall have no rights to enforce the provisions of this Guarantee other than those it would have had if the Contracts (Rights of Third Parties) Act 1999 had not come into force.

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2.	GUARANTEE

2.1	Guarantee and Indemnity

The Guarantor as principal obligor and not merely as surety irrevocably and unconditionally:
(a)	guarantees to the Guaranteed Party the due and punctual performance by the Purchaser of the Liabilities;

(b)	undertakes with the Guaranteed Party that whenever the Purchaser does not pay any amount of any Liability in full when due or expressed to be due under or in connection with the Shares Purchase Agreement, the Guarantor shall immediately on demand unconditionally pay that amount to the Guaranteed Party; and

(c)	agrees with the Guaranteed Party as a primary and independent obligation that if, for any reason, any amount of any Liability claimed by the Guaranteed Party under this Guarantee is not recoverable on the basis of a guarantee, it will be liable as a principal debtor and primary obligor to indemnify the Guaranteed Party against any cost, loss or liability it incurs as a result of the Purchaser not paying any amount of any Liability on the date on which it is stated to be due (but the amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee).
2.2	Demands

The amount specified in a demand made by the Guaranteed Party pursuant to this Guarantee as to the amount of any Liability or the amount due from the Guarantor under this Guarantee shall, save for manifest error, be conclusive and binding on the Guarantor.

3.	CONTINUING SECURITY

3.1	Continuing Obligations

This Guarantee is a continuing guarantee and will extend to the ultimate balance of amounts payable by the Purchaser under or in relation to the Liabilities, regardless of any intermediate payment or discharge in whole or in part.

3.2	Reinstatement

If any discharge, release or arrangement (whether in respect of the Liabilities or any security for those Liabilities or otherwise) is made by the Guaranteed Party in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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3.3	Waiver of Defences

Guarantor unconditionally and irrevocably waives (i) demands, protests, or notices as the same pertain to the Purchaser; (ii) any right to require Guaranteed Party to proceed against the Purchaser or to pursue any other remedy; (iii) any right to assert against the Purchaser, as a defense, counterclaim, set-off, recoupment or cross claim in respect of the Liabilities, any defense (legal or equitable) or other claim which Guarantor may now or at any time hereafter have against the Purchaser or any other Person; (iv) any defense based upon an election of remedies by the Purchaser, unless the same would excuse performance by the Purchaser, under this Guarantee; and (v) any duty of Guaranteed Party to advise Guarantor of any information known to Guaranteed Party regarding the Purchaser or its ability to perform under this Guarantee.

3.4	Guarantor Intent

Without prejudice to the generality of Clause 3.3 (Waiver of Defences), the Guarantor expressly confirms that it intends that this Guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to the Shares Purchase Agreement.

3.5	Immediate Recourse

The Guarantor waives any right it may have of first requiring the Guaranteed Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the Shares Purchase Agreement to the contrary.

3.6	Deferral of Guarantor’s Rights

Until all amounts which may be or become payable by the Purchaser under or in connection with the Liabilities have been irrevocably paid in full and unless the Guaranteed Party otherwise directs, the Guarantor will not exercise any rights (its “rights of recourse”) which it may have by reason of performance by it of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee:
(a)	to be indemnified by the Purchaser;

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Guaranteed Party under the Shares Purchase Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Shares Purchase Agreement by the Guaranteed Party;

(c)	to bring legal or other proceedings for an order requiring the Purchaser to make any payment or perform any obligation in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;

(d)	to exercise any right of set-off or counterclaim against the Purchaser; and/or

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(e)	to claim or prove as a creditor of the Purchaser or any other person or its estate in competition with the Guaranteed Party.
The Guarantor shall hold any monies, rights or security held or received by it as a result of the exercise of any such rights of recourse on behalf of, and to the order of, the Guaranteed Party for application in accordance with the terms of this Guarantee as if such monies, rights or security were held or received by the Guaranteed Party under this Guarantee.

3.7	Additional Security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Guaranteed Party.

4.	REPRESENTATIONS AND WARRANTIES

The Guarantor makes the representations and warranties set out in Clauses 4.1 (Status) to Error! Reference source not found. (Repetition) on the date of this Guarantee and acknowledges that the Guaranteed Party has agreed to sell the Purchased Shares to the Purchaser and to accept this Guarantee in reliance on those representations and warranties.

4.1	Status
(a)	It is a limited liability company duly incorporated and validly existing under the laws of People’s Republic of China

(b)	It has the power to own its assets and carry on its business as it is being conducted.
4.2	Binding Obligations

The obligations expressed to be assumed by it in this Guarantee are legal, valid, binding and enforceable obligations, except that such enforcement may be subject to or limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to the application of general principles of equity.

4.3	No Conflicts

The entry into and performance by it of this Guarantee does not and will not conflict with the provisions of:
(a)	any agreement instrument binding upon it or any of its assets,

(b)	its constitutional documents, or

(c)	any applicable law, regulation or official or judicial order applicable to it.
4.4	Power and Authority

It has the power to enter into this Guarantee and to exercise its rights and perform its obligations under this Guarantee and all corporate and other action required to

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authorise its execution of this Guarantee, its exercise of such rights and its performance of such obligations has been duly taken.
4.5	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed in order:
(a)	to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Guarantee,

(b)	to ensure that the obligations expressed to be assumed by it in this Guarantee are legal, valid and binding, and

(c)	to make this Guarantee admissible in evidence in its jurisdiction of incorporation and in England have been done, fulfilled and performed.
4.6	Governing Law and Enforcement

In any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee, the choice of English law as the governing law of this Guarantee and any judgment obtained in England will be recognised and enforced.

4.7	No Security from the Purchaser

It has not requested or taken any security from the Purchaser for any obligation (whether present or future, actual or contingent) of the Purchaser to it.

4.8	Repetition

The representation and warranties set out in Clauses 4.1 (Status) to 4.7 (No Security from the Purchaser):
(a)	will survive the execution of the Shares Purchase Agreement; and

(b)	are deemed to be repeated on each date on which there are any outstanding Liabilities with reference to the facts and circumstances then existing.
5.	UNDERTAKINGS

5.1	Authorisations

The Guarantor shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Guarantee and to ensure the legality, validity, enforceability and admissibility in evidence in its jurisdiction of incorporation and in England of this Guarantee.

5.2	Pari Passu Claims

Under the laws of its jurisdiction of incorporation, the Guarantor shall ensure that the claims of the Guaranteed Party against it under this Guarantee will rank at least pari

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passu with the claims of all its other unsecured creditors save those whose claims are mandatorily preferred by reason of any bankruptcy, insolvency, liquidation or other similar laws of general application.

6.	COSTS AND EXPENSES

6.1	Transaction Costs

Each of the Guarantor and the Guaranteed Party shall bear of its own costs and expenses (including legal fees), and any VAT thereon, incurred by it in connection with the negotiation, preparation and execution of this Guarantee.

6.2	Stamp Taxes

The Guarantor shall promptly on demand pay all stamp, registration and other taxes to which this Guarantee or any judgment given in connection with this Guarantee is or at any time may be subject and shall on demand indemnify the Guaranteed Party against any liabilities, costs, claims and expenses (including legal fees) resulting from any failure to pay or delay in paying any such tax.

6.3	Indemnity

The Guarantor shall indemnify and hold harmless the Guaranteed Party on demand from and against any and all costs, claims losses, expenses (including legal fees) and liabilities, and any VAT thereon, which the Guaranteed Party may incur as a result of the exercise, preservation and/or enforcement by the Guaranteed Party of any of its rights and powers under this Guarantee or by law.

7.	REMEDIES AND WAIVERS

No failure by the Guaranteed Party to exercise, nor any delay by the Guaranteed Party in exercising, any right or remedy under this Guarantee shall operate as a waiver thereof nor shall any single or partial exercise of any such right or remedy prevent any further or other exercise thereof or the exercise of any other such right or remedy.

8.	ADDITIONAL PROVISIONS

8.1	Partial Invalidity

If at any time any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect or this Guarantee is or becomes ineffective in any respect under the law of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:
(a)	the legality, validity or enforceability of the remaining provisions of this Guarantee or the effectiveness in any other respect of this Guarantee under such law; or

(b)	the legality, validity or enforceability of such provision or the effectiveness of this Guarantee under the law of any other jurisdiction.

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8.2	Potentially Avoided Payments

If the Guaranteed Party determines that an amount paid to it under or in relation to the Liabilities is capable of being avoided or otherwise set aside on the liquidation or administration of the person by whom such amount was paid, then for the purposes of this Guarantee, such amount shall be regarded as not having been paid.

9.	ASSIGNMENTS AND TRANSFERS

The provisions of this Guarantee shall be binding upon and accrue to the benefit of the Guarantor and the Guaranteed Party and their respective successors and permitted assigns. Notwithstanding the foregoing, neither of the Guarantor and the Guaranteed Party may assign its rights and obligations in whole or in part hereunder without the prior written consent of the other party.

10.	AMENDMENTS

All amendments and other modifications hereof or waivers of the observance of any term of this Guarantee (either generally or in a particular instance and either retroactively or prospectively) shall be in writing and signed by each of the Guarantor and the Guaranteed Party.

11.	NOTICES

11.1	Communications in Writing

Each communication to be made under this Guarantee shall be made in writing but, unless otherwise stated, may be made by fax or letter.

11.2	Delivery of Notices

Any communication or document to be made or delivered by one person to another pursuant to this Guarantee shall (unless that other person has by 15 days’ written notice to the other specified another address or fax number) be made or delivered to that other person at the address or fax number identified with its signature or other form of execution below and shall be deemed to have been made or delivered when despatched (in the case of any communication made by fax), or (in the case of any communication made by letter) when left at that address or (as the case may be) five days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

12.	COUNTERPARTS

This Guarantee may be executed in counterparts and such counterparts taken together shall constitute one and the same instrument.

13.	GOVERNING LAW

This Guarantee shall be governed by and construed in accordance with English law.

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14.	ARBITRATION

14.1	Amicable Settlement

Any and all disputes, controversies and conflicts between the Guarantor and the Guaranteed Party shall be resolved in accordance with the provisions Clause 11 of the Shares Purchase Agreement.

17.	EFFECTIVENESS

This Guarantee shall take effect as a deed on the date on which it is stated to be made.
IN WITNESS WHEREOF this Guarantee has been duly executed as a deed by the Guarantor and the Guaranteed Party.

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SIGNATORIES

THE GUARANTOR Executed as a deed by CITIC Kingview Capital Management Co., Ltd. acting by , a director, in the presence of:

[Signature of Director] Director

[Signature of Witness] [Name of Witness]

Address of Witness:

Occupation of Witness:

THE GUARANTEED PARTY Executed as a deed by Far East Energy Limited acting by , a director, in the presence of:

[Signature of Director] Director

[Signature of Witness] [Name of Witness]

Address of Witness:

Occupation of Witness:

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